Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

DIAMOND RESORTS INTERNATIONAL, INC.

at

$30.25 PER SHARE, NET IN CASH

by

DAKOTA MERGER SUB, INC.

a wholly owned subsidiary of

DAKOTA PARENT, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 10, 2016 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 10, 2016), UNLESS THE OFFER IS EXTENDED.

Dakota Merger Sub, Inc., a Delaware corporation (the “Offeror”), and a wholly owned subsidiary of Dakota Parent, Inc., a Delaware corporation (“Parent”), is offering to purchase all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of Diamond Resorts International, Inc., a Delaware corporation (“Diamond Resorts”), at a purchase price of $30.25 per Share, net to the holders thereof, payable in cash (the “Offer Price”), without interest and less any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time in accordance with the Merger Agreement described below, collectively constitute the “Offer”). Parent and the Offeror are controlled by certain equity funds managed by Apollo Management VIII, L.P. (“Management VIII”).

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of June 29, 2016, by and among Diamond Resorts, Parent and the Offeror (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Offeror will merge with and into Diamond Resorts, with Diamond Resorts surviving as a wholly owned subsidiary of Parent (the “Merger”). At the closing of the Merger, each outstanding share of Common Stock (other than Shares owned by Diamond Resorts as treasury stock, Shares owned directly or indirectly by Parent, Offeror or any wholly owned subsidiary of Diamond Resorts (other than Shares held on behalf of third parties) and Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)), will be canceled and converted automatically into and will thereafter represent only the right to receive an amount in cash equal to the Offer Price (without interest and less any applicable tax withholding). The Offer, the Merger and the other transactions contemplated by the Merger Agreement, but excluding, in any event, the Financing (as defined in Section 12—“Sources and Amount of Funds” of the Offer to Purchase) are collectively referred to in this Offer to Purchase as the “Transactions.”

The Board of Directors of Diamond Resorts (the “Diamond Resorts Board”), acting upon the recommendation of the Strategic Review Committee of the Diamond Resorts Board (the “Strategic Review Committee”), has (a) determined that it is fair to and in the best interests of Diamond Resorts and its stockholders, and declared it advisable, to enter into the Merger Agreement and to consummate the Transactions (including the Offer and the Merger) in accordance with the DGCL, (b) approved the execution, delivery and performance by Diamond Resorts of the Merger Agreement and the consummation of the Transactions (including the Offer and the Merger) in accordance with the DGCL and (c) recommended that Diamond Resorts’ stockholders accept the Offer and tender their Shares in the Offer.

There is no financing condition to the Offer. The Offer is subject to the satisfaction of the “Minimum Condition” and other conditions described in Section 13—“Conditions of the Offer”. A summary of the principal terms of the Offer appears on pages 1 through 8 of this Offer to Purchase under the heading “Summary Term Sheet.” You should read this Offer to Purchase and the other documents to which this Offer to Purchase refers carefully before deciding whether to tender your Shares.

The Information Agent for the Offer is:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others Call Toll-Free: (877) 629-6357

Email: info@okapipartners.com

July 14, 2016

Important

If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must (a) follow the procedures described in Section 3—“Procedures for Tendering Shares” below or (b) if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and request that they effect the transaction for you and tender your Shares.

If you desire to tender your Shares to the Offeror pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary and Paying Agent by the expiration of the Offer, you may tender your Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase.

Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

* * *

Questions and requests for assistance may be directed to Okapi Partners LLC, the “Information Agent” for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

* * *

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

* * *

No person has been authorized to give any information or to make any representation on behalf of Parent or the Offeror not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Parent, the Offeror, the Depositary and Paying Agent, or the Information Agent for the purpose of the Offer.

i

Summary Term Sheet

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase or the Letter of Transmittal. We have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Diamond Resorts (as defined below) contained herein and elsewhere in this Offer to Purchase has been provided to Parent (as defined below) and the Offeror (as defined below) by Diamond Resorts or has been taken from or is based upon publicly available documents or records of Diamond Resorts on file with the U.S. Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer (as defined in the “Introduction” to this Offer to Purchase). Parent and the Offeror have not independently verified the accuracy and completeness of such information. Parent and the Offeror have no knowledge that would indicate that any statements contained herein relating to Diamond Resorts provided to Parent and the Offeror or taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect. The following are some questions you, as a stockholder of Diamond Resorts, may have and answers to those questions. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to understand fully the Offer, the Merger (as defined below) and the other Transactions (as defined below) because the information in this summary term sheet is not complete. References to “we,” “us,” or “our,” unless the context otherwise requires, are references to the Offeror.

Securities Sought	All issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of Diamond Resorts International, Inc., a Delaware corporation (“Diamond Resorts”).

Price Offered Per Share	$30.25 per share, net to the holders thereof in cash (the “Offer Price”), without interest thereon and less any applicable withholding taxes.

Scheduled Expiration Date	12:00 Midnight, New York City time, on August 10, 2016 (one minute after 11:59 P.M., New York City time, on August 10, 2016), unless the offer is extended or terminated.

Offeror	Dakota Merger Sub, Inc., a Delaware corporation (the “Offeror”) and a wholly owned subsidiary of Dakota Parent, Inc., a Delaware corporation (“Parent”). Parent is controlled by certain equity funds managed by Apollo Management VIII, L.P. (“Management VIII”).

Who is offering to buy my securities?

The Offeror is offering to purchase for cash all of the outstanding Shares. The Offeror is a Delaware corporation that was formed for the sole purpose of making the Offer and effecting the transaction in which Offeror will be merged with and into Diamond Resorts, with Diamond Resorts surviving as a wholly owned subsidiary of Parent (the “Merger”) pursuant to that certain Agreement and Plan of Merger, dated as of June 29, 2016, by and among Diamond Resorts, Parent and Offeror (as it may be amended from time to time, the “Merger Agreement”). The Offeror is a wholly owned subsidiary of Parent. Parent and the Offeror are controlled by certain equity funds managed by Management VIII. See the “Introduction” to this Offer to Purchase and Section 9—“Certain Information Concerning the Offeror, Parent and Management VIII.” The Offer, the Merger and the other transactions contemplated by the Merger Agreement, but excluding, in any event, the Financing (as defined in Section 12—“Source and Amount of Funds” of this Offer to Purchase) are collectively referred to as the “Transactions.”

What securities are you offering to purchase?

We are offering to purchase all of the outstanding Shares. See “Introduction” and Section 1—“Terms of the Offer.”

How much are you offering to pay for my securities, and what is the form of payment?

We are offering to pay $30.25 per Share, net to you in cash, without interest thereon, less any applicable tax withholding. If you are the record holder of your Shares (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in “book entry” form in your name with Diamond Resorts’ transfer agent) and you directly tender your Shares to Continental Stock Transfer & Trust Company (the “Depositary and Paying Agent”) in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction.”

Will you have the financial resources to make payment?

Yes. Consummation of the Offer (the “Offer Closing”) is not subject to any financing condition. The total amount of funds required by Offeror and Parent to consummate the Offer and to provide funding for the Merger is approximately $2.2 billion, plus related fees and expenses. Offeror and Parent expect to fund such cash requirements from the proceeds from (1) debt facilities contemplated by a debt commitment letter dated June 29, 2016 that Parent has entered into in connection with the execution of the Merger Agreement (the “Debt Commitment Letter”), which provides for up to $1.9 billion of debt financing (including a $1.2 billion senior secured term facility, a $100 million senior secured revolving credit facility and a $600 million unsecured bridge credit facility), and/or capital markets transactions and/or bank or other debt financings entered into or issued by Parent or the Offeror in lieu of all or a portion of such debt facilities, (2) an equity investment contemplated pursuant to an equity commitment letter dated June 29, 2016 that Parent has entered into in connection with the execution of the Merger Agreement (the “Equity Commitment Letter”) which provides for up to $1,062,805,544 in aggregate of equity financing, and/or other equity financings in lieu of a portion of such equity financing and (3) Diamond Resorts’ available cash following the Merger. Funding of the debt facilities contemplated by the Debt Commitment Letter and the equity financing contemplated by the Equity Commitment Letter is subject to the satisfaction of various customary conditions. See Section 12—“Source and Amount of Funds” of this Offer to Purchase.

Is your financial condition material to my decision to tender in the Offer?

We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all of the issued and outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares (other than Shares owned by Diamond Resorts as treasury stock, Shares owned directly or indirectly by Parent, Offeror or any wholly owned subsidiary of Diamond Resorts (other than Shares held on behalf of third parties) and Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) (“Excluded Shares”)) for the same cash price in the Merger and (d) we have all of the financial resources, including committed debt and equity financing, sufficient to finance the Offer and the Merger. See Section 12—“Source and Amount of Funds.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•	the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6) of the DGCL), together with any Shares then owned by the Offeror, representing at least one Share more than 50% of the then outstanding Shares (the “Minimum Condition”);

•	the expiration or termination of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) in respect of the Transactions;

•	receipt of the approval of the Financial Conduct Authority in the United Kingdom pursuant to Section 178 of the Financial Services and Markets Act 2000 in respect of the Transactions;

•	receipt of any required approval under the Austrian Cartel Act 2005 (effective as of January 1, 2006) (Federal Law against Cartels and other Restraints of Competition) as last amended, by Federal Law Gazette (BGBI) I No. 2/2008 effective as of March 1, 2013, in respect of the Transactions;

•	receipt of any required approval under the Federal Law of Economic Competition published on May 23, 2014 in Official Gazette of the Mexican Federation (effective as of July 7, 2014);

•	the absence of any injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition in effect or any law has been enacted, entered, promulgated or enforced by any governmental entity that, in any case, prohibits, restrains, enjoins or otherwise makes illegal the consummation of the Offer or the Merger;

•	the accuracy of Diamond Resorts’ representations and warranties contained in the Merger Agreement (subject to de minimis, materiality and Material Adverse Effect (as defined in the Merger Agreement and described in Section 11—“Purpose of the Offer and Plans for Diamond Resorts; Transaction Documents”) qualifiers) (the “Representations Condition”);

•	Diamond Resorts’ performance or compliance with its obligations, agreements and covenants as required under the Merger Agreement in all material respects (the “Covenants Condition”);

•	the absence, since the date of the Merger Agreement, of any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (the “MAE Condition”);

•	following the date of the Merger Agreement, the Diamond Resorts Board, or any committee or subcommittee thereof, having not declared, set aside, established a record date for, authorized, made or paid any dividend or other distribution, payable in cash, stock, property, rights or otherwise, with respect to any of the capital stock of Diamond Resorts; and

•	the completion of the marketing period for the debt financing (the “Marketing Period”) in accordance with the Merger Agreement.

See Section 13—“Conditions of the Offer.”

Is there an agreement governing the Offer?

Yes. Diamond Resorts, Parent and the Offeror have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11—“Purpose of the Offer and Plans for Diamond Resorts; Transaction Documents.”

What does the Diamond Resorts Board think about the Offer?

The Board of Directors of Diamond Resorts (the “Diamond Resorts Board”), acting upon the recommendation of the Strategic Review Committee of the Diamond Resorts Board (the “Strategic Review Committee”), has (a) determined that it is fair to and in the best interests of Diamond Resorts and its stockholders, and declared it advisable, to enter into the Merger Agreement and to consummate the Transactions (including the Offer and the Merger) in accordance with the DGCL, (b) approved the execution, delivery and performance by Diamond Resorts of the Merger Agreement and the consummation of the Transactions (including the Offer and the Merger) in accordance with the DGCL and (c) recommended that Diamond Resorts’ stockholders accept the Offer and tender their Shares in the Offer. See “Introduction” and Section 10—“Background of the Offer; Contacts with Diamond Resorts”, Section 11—“Purpose of the Offer and Plans for

Diamond Resorts; Transaction Documents” and Diamond Resorts’ Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC in connection with the Offer, a copy of which (without certain exhibits) is being furnished to Diamond Resorts’ stockholders concurrently herewith.

Has the Diamond Resorts Board or the Strategic Review Committee received a fairness opinion in connection with the Offer and the Merger?

Yes. Centerview Partners LLC (“Centerview”), the financial advisor to the Strategic Review Committee, has rendered to the Strategic Review Committee on June 26, 2016, which was subsequently confirmed by delivery of a its written opinion dated June 27, 2016, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the $30.25 per Share cash consideration to be paid to the holders of Shares (other as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of Centerview’s written opinion, which describes the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, will be included as an annex to the Schedule 14D-9. Stockholders are urged to read the full text of that opinion carefully and in its entirety.

How long do I have to decide whether to tender in the Offer?

If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must comply with the procedures described in this Offer to Purchase and the Letter of Transmittal, as applicable, by the Expiration Date. The term “Expiration Date” means 12:00 midnight, New York City time, on August 10, 2016 (one minute after 11:59 P.M., New York City time on August 10, 2016), unless the Offeror has extended the initial offering period of the Offer, in which event the term “Expiration Date” means the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire.

If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer and you cannot deliver everything that is required in order to make a valid tender by the Expiration Date, you may be able to use a guaranteed delivery procedure by which a broker, a bank or a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”) may guarantee that the missing items will be received by the Depositary and Paying Agent within three New York Stock Exchange (“NYSE”) trading days. For the tender to be valid, however, the Depositary and Paying Agent must receive the missing items within such three-trading-day period. See Section 1—“Terms of the Offer” and Section 3—“Procedures for Tendering Shares.”

Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact their nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms:

•	if on any date as of which the Offer is scheduled to expire, any condition to the Offer has not been satisfied or waived, we will extend the Offer on one or more occasions in consecutive increments of up to five business days each (or such other duration as Parent and Diamond Resorts may agree) in order to permit satisfaction of such condition, except that, if the sole remaining unsatisfied condition to the Offer is the Minimum Condition, Offeror may (but shall not be required to) extend the Offer on up to two occasions of five business days each (or such other duration as Parent and Diamond Resorts may agree);

•	we will extend the Offer for any period required by applicable law, including any rule, regulation, interpretation or position of the SEC or the staff thereof or the rules of the NYSE applicable to the Offer; and

•	we may in our sole discretion extend the Offer on up to four occasions in consecutive increments of five business days each (or such other duration as Parent and Diamond Resorts may agree) if on any date as of which the Offer is scheduled to expire, (1) the full amount of the Debt Financing (as defined in Section 12— “Source and Amount of Funds” below) has not been funded and will not be available to be funded at the Offer Closing (other than as a result of breach by Parent or the Offeror of certain of their representations, warranties and covenants contained in the Merger Agreement) and (2) Parent and Offeror acknowledge and agree in writing that (i) Diamond Resorts may terminate the Merger Agreement as a result of the Offeror failing to consummate the Offer (where the conditions to the Offer have been satisfied or waived (other than those conditions to be satisfied at the Acceptance Time)) and receive a cash termination fee of $133,800,000 (the “Parent Termination Fee”) and (ii) solely with respect to both (x) any payment of the Parent Termination Fee as described in (i) and (y) the Offeror’s obligation, and Parent’s obligation to cause the Offeror, to consummate the Offer, the Representations Condition (other than with respect to certain fundamental representations and warranties of Diamond Resorts), the MAE Condition and the Covenants Condition (other than in respect of any willful or material breach (including any willful and material breach) following the date of delivery of such notice of extension), will be deemed to have been satisfied or waived at the Expiration Date.

We are not, however, required to extend the Offer or the Expiration Date beyond the Termination Date. The “Termination Date” is October 29, 2016, except that, if the Marketing Period has commenced but not yet been completed at the time of the Termination Date, the Termination Date will be extended until three business days following the final date of the Marketing Period.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary and Paying Agent for the Offer, of that fact and will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the business day after the day on which the Offer was scheduled to expire.

Have any stockholders already agreed to tender their Shares in the Offer?

No. We have not previously entered into any agreements with any of Diamond Resorts’ stockholders with respect to their tender of Shares into the Offer. However, Diamond Resorts has informed us that (a) as of July 13, 2016, the executive officers and directors of Diamond Resorts collectively beneficially owned 18,099,459 Shares (excluding Company Restricted Shares, Shares issuable upon exercise of Company Stock Options and Shares issuable with respect to Company RSUs), representing approximately 26% of the then-outstanding Shares and (b) to its knowledge, after making reasonable inquiry, (i) each of Diamond Resorts’ executive officers and directors, other than the Chairman of the Diamond Resorts Board, currently intends to tender or cause to be tendered all Shares held of record or beneficially by such holder pursuant to the Offer (other than Shares as to which such holder does not have discretionary authority or Shares that would trigger certain obligations under Section 16 of the Exchange Act) and (ii) the Chairman of the Diamond Resorts Board has not yet determined whether to tender or cause to be tendered all of his Shares.

How do I tender my Shares?

If you wish to accept the Offer and:

•	you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered in accordance with the procedures described in this Offer to Purchase and the Letter of Transmittal;

•	you are a record holder (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in “book entry” form in your name with Diamond Resorts’ transfer agent), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) or an Agent’s Message (as defined in Section 3—“Procedures for Tendering Shares” below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent. These materials must reach the Depositary and Paying Agent before the Offer expires; or

•	you are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary and Paying Agent before the Offer expires, you may be able to obtain three additional NYSE trading days to tender your Shares using the enclosed Notice of Guaranteed Delivery.

See the Letter of Transmittal and Section 3—“Procedures for Tendering Shares” for more information.

May I withdraw Shares I previously tendered in the Offer? Until what time may I withdraw tendered Shares?

Yes. You may withdraw previously tendered Shares any time prior to the Expiration Date, and, if not previously accepted for payment, at any time after September 12, 2016, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, by following the procedures for withdrawing your Shares in a timely manner. To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary and Paying Agent for the Offer, while you have the right to withdraw the Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee prior to the Expiration Date to arrange for the withdrawal of your Shares in a timely manner. See Section 4—“Withdrawal Rights.”

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares pursuant to the Offer and the Merger occurs as described herein, you will receive as a result of the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares pursuant to the Offer, without interest and less any applicable tax withholding.

Subject to certain conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur.

Because the Merger will be governed by Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote by the stockholders of Diamond Resorts will be required in connection with the consummation of the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger. See Section 7—“Certain Effects of the Offer.”

Will there be a subsequent offering period?

No. Pursuant to Section 251(h) of the DGCL, we expect the Merger to occur as promptly as practicable following the consummation of the Offer without a subsequent offering period.

Are appraisal rights available in either the Offer or the Merger?

No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders will be entitled to appraisal rights in connection with the Merger with respect to Shares not tendered in the Offer if such stockholders properly perfect their right to seek appraisal under the DGCL. See Section 16—“Appraisal Rights.”

If the Offer is completed, will Diamond Resorts continue as a public company?

No. Following the purchase of Shares tendered, we expect to promptly consummate the Merger in accordance with Section 251(h) of the DGCL, and no stockholder vote by the stockholders of Diamond Resorts will be required in connection with the consummation of the Merger. If the Merger occurs, Diamond Resorts will no longer be publicly owned. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive as a result of the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer.

What are your plans for Diamond Resorts after the Merger?

We expect that, following consummation of the Merger and the other transactions contemplated by the Merger Agreement, the operations of Diamond Resorts, the surviving corporation in the Merger, will be conducted substantially as they currently are being conducted. We do not have any current intentions, plans or proposals to cause any material changes in the surviving corporation’s business, other than in connection with Diamond Resorts’ current strategic planning.

Nevertheless, the management and/or the board of directors of the surviving corporation may initiate a review of the surviving corporation to determine what changes, if any, would be desirable following the Offer and the Merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in certain extraordinary corporate transactions, such as reorganizations, mergers or sales or purchases of assets, if the management and/or board of directors of the surviving corporation decide that such transactions are in the best interest of the surviving corporation upon such review. See Section 11—“Purpose of the Offer and Plans for Diamond Resorts; Transaction Documents.”

What is the market value of my Shares as of a recent date?

The Offer Price of $30.25 per Share represents a premium of approximately 58% over the closing price of $19.11 per Share reported on NYSE on February 24, 2016, the last full trading day before Diamond Resorts announced it would explore strategic alternatives. On June 28, 2016, the last full trading day prior to the public announcement of the signing of the Merger Agreement, the closing price of the Shares reported on NYSE was $24.07 per Share. On July 13, 2016, the last full trading day before the Offeror commenced the Offer, the closing price of the Shares reported on the NYSE was $30.06 per Share.

We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6—“Price Range of Shares; Dividends.”

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in Section 13—“Conditions of the Offer” are satisfied or, to the extent permitted, waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount in cash equal to the number of Shares you tendered multiplied by $30.25, without interest (and less any applicable withholding taxes), promptly following the Expiration Date. See Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Shares.”

What are the U.S. federal income tax consequences of participating in the Offer?

A U.S. Holder (as defined in Section 5—“Certain U.S. Federal Income Tax Consequences”) that disposes of Shares pursuant to the Offer generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder is entitled to receive pursuant to the Offer and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer.

We believe that Diamond Resorts may be a USRPHC (as defined in Section 5—“Certain U.S. Federal Income Tax Consequences”). Assuming this to be the case, a Non-U.S. Holder (as defined in Section 5—“Certain U.S. Federal Income Tax Consequences”), may be subject to United States federal income tax on any gain recognized on the disposition of Shares pursuant to the Offer, even if such Non-U.S. Holder is not engaged in a trade or business in the United States and is not an individual present in the United States for 183 days or more during the taxable year of the exchange. Whether or not a Non-U.S. Holder of a USRPHC will be subject to United States federal income tax depends on the number of Shares such Non-U.S. Holder holds and whether such Shares are considered to be “regularly traded” on an established securities market within the meaning of applicable Treasury Regulations issued by the Internal Revenue Service (“IRS”). See Section 5—“Certain U.S. Federal Income Tax Consequences”—of this Offer to Purchase. Apart from any tax that may be imposed upon a Non-U.S. Holder by reason of Diamond Resorts being a USRPHC, a Non-U.S. Holder generally will not be subject to United States federal income tax on gains realized on the disposition of Shares pursuant to the Offer, provided that (a) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States and (b) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the disposition.

Diamond Resorts’ stockholders are urged to read carefully Section 5—“Certain U.S. Federal Income Tax Consequences” and to consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances of exchanging their Shares pursuant to the Offer or exchanging Shares pursuant to the Merger, including the consequences under any applicable state, local, or non-U.S. or other tax laws. See Section 5—“Certain U.S. Federal Income Tax Consequences.”

What will happen to my stock options in the Offer and the Merger?

Options to purchase Shares (each, a “Company Stock Option”) are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding Company Stock Option will, whether vested or unvested, be canceled and the holder of such Company Stock Option will become entitled to receive solely a lump-sum cash payment equal to the product of (a) the number of Shares for which such Company Stock Option has not been exercised multiplied by (b) the excess, if any, of the Offer Price, over the exercise price per share of such Company Stock Option, net to the holder in cash, without interest and less any applicable withholding taxes.

What will happen to my restricted stock units and shares of restricted stock in the Offer and the Merger?

Awards of restricted stock units with respect to Shares (each, a “Company RSU”) or restricted Shares (each, a “Company Restricted Share”) are not sought in or affected by the Offer. However, pursuant to the terms of the Merger Agreement, at the Effective Time, each outstanding Company RSU and Company Restricted Share will be canceled and converted automatically into the right to receive solely a lump-sum cash payment equal to the product of (a) the number of Shares subject to such Company RSU or the number of such Company Restricted Shares, as applicable, immediately prior to the Effective Time multiplied by (b) the Offer Price (without interest and less any applicable withholding taxes). Any Company RSU or Company Restricted Share subject in whole or in part to performance-based vesting conditions will vest assuming a target level of performance.

Whom can I contact if I have questions about the Offer?

For further information, you can call Okapi Partners LLC, the Information Agent for the Offer. Banks and Brokerage Firms, please call: (212) 297-0720. Stockholders and all others call toll-free: (877) 629-6357.

To: Holders of Shares of Common

Stock of Diamond Resorts:

Introduction

Dakota Merger Sub, Inc., a Delaware corporation (the “Offeror”), a wholly owned subsidiary of Dakota Parent, Inc., a Delaware corporation (“Parent”), which is controlled by certain equity funds managed by Apollo Management VIII, L.P. (“Management VIII”), hereby offers to purchase all of the outstanding shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of Diamond Resorts International, Inc., a Delaware corporation (the “Diamond Resorts”), at a purchase price of $30.25 per Share, net to the holders thereof, payable in cash (the “Offer Price”), without interest, less any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with any permitted amendments or supplements thereto, collectively constitute the “Offer”). Diamond Resorts has informed us that (a) as of July 13, 2016, the executive officers and directors of Diamond Resorts collectively beneficially owned 18,099,459 Shares (excluding Company Restricted Shares, Shares issuable upon exercise of Company Stock Options and Shares issuable with respect to Company RSUs), representing approximately 26% of the then-outstanding Shares and (b) to its knowledge, after making reasonable inquiry, (i) each of Diamond Resorts’ executive officers and directors, other than the Chairman of the Diamond Resorts Board (as defined below), currently intends to tender or cause to be tendered all Shares held of record or beneficially by such holder pursuant to the Offer (other than Shares as to which such holder does not have discretionary authority or Shares that would trigger certain obligations under Section 16 of the Exchange Act) and (ii) the Chairman of the Diamond Resorts Board has not yet determined whether to tender or cause to be tendered all of his Shares.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of June 29, 2016, by and among Diamond Resorts, Parent and the Offeror (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Offeror will merge with and into Diamond Resorts, with Diamond Resorts surviving as a wholly owned subsidiary of Parent (the “Merger”). The Offer, the Merger and the other transactions contemplated by the Merger Agreement, including the Offer and the Merger, but excluding, in any event, the Financing (as defined in Section 12—“Source and Amount of Funds” below), are collectively referred to in this Offer to Purchase as the “Transactions.”

If your Shares are registered in your name and you tender directly to Continental Stock Transfer & Trust Company (the “Depositary and Paying Agent”), you will not be obligated to pay brokerage fees or commissions on the purchase of Shares by the Offeror. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among others things, the following: (a) the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6) of the General Corporation Law of the State of Delaware (the “DGCL”)), together with any Shares then owned by the Offeror, represent at least one Share more than 50% of the then outstanding Shares (the “Minimum Condition”), (b) the expiration or termination of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) in respect of the Transactions, (c) receipt of the approval of the Financial Conduct Authority in the United Kingdom pursuant to Section 178 of the Financial Services and Markets Act 2000 in respect of the Transactions, (d) receipt of any required approval under the Austrian Cartel Act 2005 (effective as of January 1, 2006) (Federal Law against Cartels and other Restraints of Competition) as last amended, by Federal Law Gazette (BGBI) I No. 2/2008 effective as of March 1, 2013, in respect of the Transactions, (e) receipt of any required approval under the Federal Law of Economic Competition published on May 23, 2014 in Official Gazette of the Mexican Federation (effective as of July 7, 2014), (f) the absence of any injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition in effect or any law has been enacted, entered, promulgated or enforced by any governmental entity that, in any case, prohibits, restrains, enjoins or otherwise makes illegal the consummation of the Offer or the Merger, (g) the accuracy of Diamond Resorts’ representations and warranties contained in the Merger Agreement (subject to de minimis, materiality and Material Adverse Effect (as defined in the Merger Agreement and described in Section 11—“Purpose of the Offer and Plans for Diamond Resorts; Transaction Documents”) qualifiers) (the “Representations Condition”), (h) Diamond Resorts’ performance or compliance with its obligations, agreements and covenants as required under the Merger Agreement in all material respects (the “Covenants Condition”), (i) the absence, since the date of the Merger Agreement, of any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (the “MAE Condition”), (j) following the date of the Merger Agreement, the Diamond Resorts Board, or any committee or subcommittee thereof, having not declared, set aside, established a record date for, authorized, made or paid any dividend or other distribution, payable in cash, stock, property, rights or otherwise, with respect to any of the capital stock of Diamond Resorts, and (k) the completion of the marketing period as described in Section 11—“Purpose of the Offer and Plans for Diamond Resorts; Transaction Documents (the “Marketing Period”) for the debt financing described in Section 12—“Source and Amount of Funds” (the “Debt Financing”) in accordance with the Merger Agreement. The Offer is also subject to certain other terms and conditions. See Section 13—“Conditions of the Offer.”

The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on August 10, 2016 (one minute after 11:59 P.M., New York City time on August 10, 2016) or, if the Offer has been extended pursuant to and in accordance with the Merger Agreement, the date and time to which the Offer has been so extended. See Section 1—“Terms of the Offer,” Section 13—“Conditions of the Offer,” and Section 15—“Certain Legal Matters; Regulatory Approvals.”

The Board of Directors of Diamond Resorts (the “Diamond Resorts Board”), acting upon the recommendation of the Strategic Review Committee of the Diamond Resorts Board (the “Strategic Review Committee”), has (a) determined that it is fair to and in the best interests of Diamond Resorts and its stockholders, and declared it advisable, to enter into the Merger Agreement and to consummate the Transactions (including the Offer and the Merger) in accordance with the DGCL, (b) approved the execution, delivery and performance by Diamond Resorts of the Merger Agreement and the consummation of the Transactions (including the Offer and the Merger) in accordance with the DGCL and (c) recommended that Diamond Resorts’ stockholders accept the Offer and tender their Shares in the Offer. For factors considered by the Diamond Resorts Board in connection with making its recommendation, see Item 4 of Diamond Resorts’ Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the U.S. Securities and Exchange Commission (the “SEC”), a copy of which (without certain exhibits) is being furnished to Diamond Resorts’ stockholders concurrently herewith under the heading “Reasons for Recommendation of the Board.”

The Offer is being made pursuant to the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL. The Merger will become effective upon filing of the Certificate of Merger or at such later time as is specified in the Certificate of Merger (the “Effective Time”). At the Effective Time, each issued and outstanding Share (other than Shares owned by Diamond Resorts as treasury stock, Shares owned directly or indirectly by Parent, Offeror or any wholly owned subsidiary of Diamond Resorts (other than Shares held on behalf of third parties) and Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL (“Excluded Shares”)) will be converted automatically into and will thereafter represent only the right to receive an amount in cash equal to the Offer Price, without interest and less any applicable withholding tax (the “Merger Consideration”). The Merger Agreement is more fully described in Section 11—“Purpose of the Offer and Plans for Diamond Resorts; Transaction Documents.”

Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a tender offer for a public Delaware corporation, the stock irrevocably accepted for purchase pursuant to such tender offer and received by the depositary prior to the expiration of such tender offer, plus the stock otherwise owned by the consummating corporation equals at least such percentage of the stock, and of each class or series thereof, of the target corporation that would otherwise be required to adopt a merger agreement under the DGCL or the target corporation’s certificate of incorporation, and each outstanding share of each class or series of stock that is the subject of such tender offer and is not irrevocably accepted for purchase in the offer is to be converted in such merger into the right to receive the same amount and kind of consideration to be paid for shares of such class or series of stock irrevocably accepted for purchase in such tender offer, the consummating corporation my effect a merger without a vote of the stockholders of the target corporation. Accordingly, if the Offer is consummated and the number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the Expiration Date, together with the Shares then owned by the Offeror is, one Share more than 50% of the outstanding Shares, the Offeror does not anticipate seeking the approval of Diamond Resorts’ remaining public stockholders before effecting the Merger. Section 251(h) also requires that the merger agreement provide that such merger shall be effected as soon as practicable following the consummation of the tender offer. Therefore, Diamond Resorts, Parent and the Offeror have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, on the third Business Day after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement (excluding conditions that by their nature cannot be satisfied until the Merger Closing, but subject to the satisfaction or waiver of those conditions at or prior to the Merger Closing). See Section 11—“Purpose of the Offer and Plans for Diamond Resorts; Transaction Documents.”

No appraisal rights are available in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders may be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and comply with the applicable procedures described under Section 262 of the DGCL. Such stockholder will not be entitled to receive the Offer Price (without interest and less any applicable withholding taxes), but instead will be entitled to receive only those rights provided under Section 262 of the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 16—“Appraisal Rights.”

Centerview Partners LLC (“Centerview”), the financial advisor to the Strategic Review Committee, has rendered to the financial advisor to the Strategic Review Committee, has rendered to the Strategic Review Committee on June 26, 2016, which was subsequently confirmed by delivery of a its written opinion dated June 27, 2016, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the $30.25 per Share cash consideration to be paid to the holders of Shares (other as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of Centerview’s written opinion, which describes the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, will be included as an annex to the Schedule 14D-9. Stockholders are urged to read the full text of that opinion carefully and in its entirety.

The Offeror has engaged Okapi Partners LLC to act as information agent for the Offer (the “Information Agent”). Parent and the Offeror will pay all charges and expenses of the Depositary and Paying Agent, and the Information Agent.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at the Offeror’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

This Offer to Purchase, the related Letter of Transmittal and the other documents referred to in this Offer to Purchase contain important information and such documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

The Tender Offer

1.	Terms of the Offer

Upon the terms and subject to the satisfaction or, to the extent permitted, waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we have agreed in the Merger Agreement to accept for payment and pay for all Shares validly tendered and not validly withdrawn by the Expiration Date in accordance with the procedures described in Section 4—“Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, on August 10, 2016 (one minute after 11:59 P.M., New York City time on August 10, 2016), unless the Offeror, in accordance with the Merger Agreement, has extended the offering period of the Offer, in which event the term “Expiration Date” means the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire. For purposes of the Offer, as provided under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 13—“Conditions of the Offer” (the “Offer Conditions”). The Offeror may, subject to the terms and conditions of the Merger Agreement, terminate the Offer without purchasing any Shares if the conditions described in Section 13 are not satisfied or waived. See Section 11—“Purpose of the Offer and Plans for Diamond Resorts; Transaction Documents—The Merger Agreement—Termination.”

Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Offeror expressly reserves the right to increase the Offer Price, waive any Offer Condition (other than the Minimum Condition) or to make any other changes in the terms and conditions of the Offer. However, pursuant to the Merger Agreement, the Offeror has agreed that it will not, without the prior written consent of Diamond Resorts, (a) reduce the Offer Price, (b) change the form of consideration payable in the Offer (other than by adding consideration), (c) reduce the maximum number of Shares subject to the Offer, (d) waive or change the Minimum Condition, (e) add any condition to the Offer Conditions, (f) extend the expiration of the Offer, except as required or permitted by the Merger Agreement or (g) modify any Offer Condition or any term of the Offer set forth in the Merger Agreement in a manner adverse to the holders of the Shares.

The Merger Agreement provides, among other things, that with respect to the Offer Price and Merger Consideration, if at any time on or after the date of the Merger Agreement and at or prior to the time the Offeror accepts Shares for payment, there is any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination or other exchange of shares with respect to the Shares occurring on or after the date of the Merger Agreement and at or prior to the time the Offeror accepts Shares for payment, the Offer Price will be adjusted appropriately to provide the same economic effect as contemplated by the Merger Agreement prior to such action.

Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, (a) the Offeror is required to extend the Offer on one or more occasions in consecutive increments of five business days each (or such other duration as Parent and Diamond Resorts may agree) if at the then-scheduled Expiration Date, any of the Offer Conditions has not been satisfied or waived, except that if the sole remaining unsatisfied Offer Condition is the Minimum Condition, Offeror may (but shall not be required to) extend the Offer on up to two occasions of five business days each (or such other duration as Parent and Diamond Resorts may agree), (b) the Offeror will extend the Offer for any period required by applicable law, including any rule, regulation, interpretation or position of the SEC or the staff thereof or the rules of the New York Stock Exchange (the “NYSE”) applicable to the Offer and (c) the Offeror may in its sole discretion extend the Offer on up to four occasions in consecutive increments of five business days each (or such other duration as Parent and Diamond Resorts may agree) if on any date as of which the Offer is scheduled to expire, (1) the full amount of the Debt Financing has not been funded and will not be available to be funded at the consummation of the Offer (the “Offer Closing”) (other than as a result of breach by Parent or the Offeror of certain of their representations, warranties and covenants contained in the Merger Agreement) and (2) Parent and Offeror acknowledge and agree in writing that (i) Diamond Resorts may terminate the Merger Agreement as a result of the Offeror failing to consummate the Offer (where the conditions to the Offer have been satisfied or waived (other than those conditions to be satisfied at the Acceptance Time)) and receive a cash termination fee of $133,800,000 (the “Parent Termination Fee”) and (ii) solely with respect to both (x) any payment of the Parent Termination Fee as described in (i) and (y) the Offeror’s obligation, and Parent’s obligation to cause the Offeror, to consummate the Offer, the Representations Condition (other than with respect to certain fundamental representations and warranties of Diamond Resorts), the MAE Condition and the Covenants Condition (other than in respect of any willful or material breach (including any willful and material breach) following the date of delivery of such notice of extension), will be deemed to have been satisfied or waived at the Expiration Date.

The Offeror is not, however, required to extend the Offer or the Expiration Date beyond the Termination Date. The “Termination Date” is October 29, 2016, except that, if the Marketing Period has commenced but not yet been completed at the time of the Termination Date, the Termination Date will be extended until three business days following the final date of the Marketing Period. See Section 11—“Purpose of the Offer and Plans for Diamond Resorts; Transaction Documents—The Merger Agreement—Termination.”

There can be no assurance that the Offeror will exercise any right to extend the Offer or that the Offeror will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously validly tendered and not validly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—“Withdrawal Rights.”

If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, or otherwise. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC’s view, an offer to purchase should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. Accordingly, if prior to the Expiration Date the Offeror decreases the number of Shares being sought or changes the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of that increase or change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of that 10th business day.

The Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the expiration of the Offer, any of the Offer Conditions set forth in Section 13—“Conditions of the Offer” have not been satisfied or upon the occurrence of any of the events set forth in Section 11—“Purpose of the Offer and Plans for Diamond Resorts; Transaction Documents—The Merger Agreement—Termination.” Under certain circumstances, Parent and the Offeror may terminate the Merger Agreement and the Offer, but the Offeror is prohibited from terminating the Offer prior to any then-scheduled Expiration Date unless the Merger Agreement has been terminated in accordance with its terms.

The Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 15—“Certain Legal Matters; Regulatory Approvals.” See Section 13—“Conditions of the Offer” and Section 15—“Certain Legal Matters; Regulatory Approvals.” The reservation by the Offeror of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Offeror to pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the obligations of the Offeror under those rules or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to a national news service and making any appropriate filings with the SEC.

Diamond Resorts has agreed to provide, or cause its transfer agent to provide, the Offeror with a list of its stockholders, mailing labels, security position listings, any non-objecting beneficial owner lists and any available listing or computer files containing the names and addresses of record holders of Shares and lists of securities positions of Shares held in stock depositories as of the most recent practicable date, for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Diamond Resorts’ stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended in accordance with the terms of the Merger Agreement, the terms and conditions of any such extension or amendment), the Offeror will accept for payment promptly after the Expiration Date, and cause the Depositary and Paying Agent to pay for as promptly as practicable after the Expiration Date, all Shares validly tendered and not validly withdrawn at the Expiration Date if the Offer Conditions set forth in Section 13—“Conditions of the Offer” are satisfied or, to the extent permitted, waived. In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, the Offeror reserves the right to delay acceptance for payment of, or payment for, Shares, pending receipt of the regulatory or governmental approvals specified in Section 15—“Certain Legal Matters; Regulatory Approvals.” For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 15—“Certain Legal Matters; Regulatory Approvals.”

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of (a) certificates representing those Shares or confirmation of the book-entry transfer of those Shares into the Depositary and Paying Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” (b) a Letter of Transmittal (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”), a manually executed facsimile thereof or an Agent’s Message (as defined in Section 3—“Procedures for Tendering Shares” below)), properly completed and duly executed, with any required signature guarantees and (c) any other documents required by the Letter of Transmittal. See Section 3—“Procedures for Tendering Shares.” Accordingly, tendering stockholders may be paid at different times depending upon when certificates or book-entry transfer confirmations with respect to their Shares are actually received by the Depositary and Paying Agent.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn if and when the Offeror gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of those Shares pursuant to the Offer. Payment for

Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from the Offeror and transmitting those payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary and Paying Agent.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for those unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” those Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

If, prior to the Expiration Date, the Offeror increases the consideration offered to holders of Shares pursuant to the Offer, that increased consideration will be paid to holders of all Shares that are tendered pursuant to the Offer, whether or not those Shares were tendered prior to that increase in consideration.

3.	Procedures for Tendering Shares

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (1) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent or (2) those Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of that delivery received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states (x) that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of that Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (y) that the Offeror may enforce that agreement against the participant.

Book-Entry Transfer. The Depositary and Paying Agent has agreed to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer those Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for that transfer using DTC’s ATOP system. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, the owners’ powers are not signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if those Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are held through a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary and Paying Agent prior to the Expiration Date, may tender those Shares by satisfying all of the requirements set forth below:

•	the tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror, is received by the Depositary and Paying Agent (as provided below) prior to the Expiration Date; and

•	the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all those Shares), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary and Paying Agent within three trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which the NYSE is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted via facsimile transmission or mailed to the Depositary and Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by the Offeror. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary and Paying Agent by a participant by means of the confirmation system of DTC.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary and Paying Agent.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of all those documents will be deemed made, and risk of loss of the certificate representing Shares will pass, only when actually received by the Depositary and Paying Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If the delivery is by mail, it is recommended that all those documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender, sell, transfer and assign the Shares tendered, as specified in the Letter of Transmittal (and any and all other Shares or other securities issued or issuable in respect of such Shares), and that when the Offeror accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror’s acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

Other Requirements. Notwithstanding any provision of this Offer to Purchase, the Offeror will pay for Shares pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of (a) certificates for (or a timely Book-Entry Confirmation with respect to) those Shares, (b) a Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary and Paying Agent. Under no circumstances will interest be paid by the Offeror on the purchase price of Shares, regardless of any extension of the Offer or any delay in making that payment.

Binding Agreement. The acceptance for payment by the Offeror of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

Irrevocable Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of the Offeror as that stockholder’s true and lawful agent and attorney-in-fact and proxies, each with full power of substitution and re-substitution, to the full extent of that stockholder’s rights with respect to the Shares tendered by that stockholder and accepted for payment by the Offeror and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares on or after the date of the Merger Agreement. Such proxies and powers of attorney will be irrevocable and deemed to be coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Offeror accepts for payment Shares tendered by the stockholder as provided herein. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by that stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Upon the effectiveness of the appointment, the Offeror’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of that stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of Diamond Resorts’ stockholders, by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror’s payment for those Shares, the Offeror must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to those Shares, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Offeror (which may delegate such power in whole or in part to the Depositary and Paying Agent) in its sole and absolute discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

No alternative, conditional or contingent tenders will be accepted.

4.	Withdrawal Rights

A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Date and, if not previously accepted for payment, at any time after September 12, 2016, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, but only in accordance with the procedures described in this Section 4; otherwise, the tender of Shares pursuant to the Offer is irrevocable.

For a withdrawal of Shares to be effective, a written or, with respect to Eligible Institutions, facsimile transmission, notice of withdrawal with respect to the Shares must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered those Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of those certificates. If a stockholder tenders Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the stockholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Shares.

If the Offeror extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to the Offeror’s rights under this Offer, the Depositary and Paying Agent may nevertheless, on behalf of the Offeror, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering shares described in Section 3—“Procedures for Tendering Shares” at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror (which may delegate such power in whole or in part to the Depositary and Paying Agent), in its sole and absolute discretion, which determination shall be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror also reserves the absolute right to waive any defect or irregularity in the notice of withdrawal of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give that notification.

5.	Certain U.S. Federal Income Tax Consequences

The following summary describes certain U.S. federal income tax consequences to holders of Shares with respect to the disposition of Shares pursuant to the Offer or the Merger. It addresses only holders that hold Shares as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax deferred accounts, holders that own or have owned more than 5% of the Shares by vote or value (whether those Shares are or were actually or constructively owned), regulated investment companies, real estate mortgage investment conduits, real estate investment trusts, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, U.S. expatriates, dissenting stockholders, and persons that acquired Shares in a compensatory transaction. In addition, this summary does not address persons that hold an interest in a partnership, S corporation or other pass-through entity that holds Shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or U.S. federal non-income tax considerations (e.g., the federal estate or gift tax).

The following is based on the provisions of the Code, final, proposed and temporary Treasury regulations promulgated under the Code (“Treasury Regulations”), administrative rulings and other guidance, and court decisions, in each case as in effect on the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (a) a citizen or individual resident of the United States; (b) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (1) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust’s substantial decisions or (2) the trust has properly elected under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

A “Non-U.S. Holder” is a beneficial owner of Shares, other than a partnership or an entity classified as a partnership for U.S. federal income tax purposes that is not a U.S. Holder.

The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal tax purposes) may depend on the status or activities of the partner or the partnership. Partnerships that are beneficial owners of Shares, and partners in such partnerships, are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer or the Merger.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Because individual circumstances may vary, holders of Shares should consult their own tax advisors as to the tax consequences of the Offer and the Merger on a beneficial holder of Shares in their particular circumstances, including the application of any state, local or non-U.S. tax laws and any changes in such laws.

Certain Federal Income Tax Consequences for U.S. Holders

A U.S. Holder that disposes of Shares pursuant to the Offer or the Merger generally will recognize gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer or the Merger, respectively. See Instruction 9 of the Letter of Transmittal. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer or the Merger. Such recognized gain or loss will generally constitute a capital gain or loss, and will be long-term capital gain or loss if the Shares disposed of in the Offer or the Merger are held for more than one year. Certain non-corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital loss is subject to limitations.

Additional Tax on Passive Income

U.S. Holders that are individuals, estates or trusts, and whose income exceeds certain thresholds, are required to pay an additional 3.8% tax on, among other items, capital gains from the disposition of Shares, subject to certain limitations and exceptions. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of the relevant U.S. federal income tax legislation on their disposition of Shares pursuant to the Offer or the Merger.

Non-U.S. Holders

Any gain recognized on the receipt of cash pursuant to the Offer or the Merger by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a U.S. trade or business of that Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment in the United States maintained by that Non-U.S. Holder), in which case the Non-U.S. Holder generally will be subject to tax on such gain in the same manner as a U.S. Holder, and, if the Non-U.S. Holder is a Non-U.S. corporation, that corporation may be subject to an additional branch profits tax at the rate of 30% on the effectively connected gain (or such lower rate as may be specified by an applicable income tax treaty);

•	in the case of an individual, the Non-U.S. Holder has been present in the United States for at least 183 days or more in the taxable year of disposition (and certain other conditions are satisfied), in which case the Non-U.S. Holder may be subject to a flat 30% tax (or a lower applicable income tax treaty rate) on any United States-source gain derived from the sale, exchange, or other taxable disposition of Shares (other than gain effectively connected with a United States trade or business), which may be offset by United States-source capital losses; or

•	Diamond Resorts is or has been a “United States real property holding corporation” (“USRPHC”) for United States federal income tax purposes, at any time during the shorter of the five-year period ending on the date of the disposition and the non-U.S. Holder’s holding period for its Shares and, if the Shares are “regularly traded on an established securities market,” the Non-U.S. Holder held, directly or indirectly, at any time during such period, more than 5% of the issued and outstanding Shares, in which case the consequences will be as described below.

We believe that Diamond Resorts may be a USRPHC. Assuming this to be the case, any gain recognized by a Non-U.S. Holder on the exchange of Shares pursuant to the Offer or the Merger may be subject to United States federal income tax in the same manner as gain recognized by a U.S. Holder. However, so long as our Shares are considered to be “regularly traded on an established securities market” (“regularly traded”) at any time during the calendar year, a Non-U.S. Holder generally will not be subject to tax on any gain recognized on the exchange of Shares pursuant to the Offer or the Merger, unless the Non-U.S. Holder owned (actually or constructively) more than 5% of the total outstanding Shares at any time during the applicable period described in the third bullet point above. A Non-U.S. Holder may, under certain circumstances, be subject to withholding in an amount equal to 15% of the gross proceeds on the sale or disposition of Shares. However, as we believe that the Shares are regularly traded, no withholding should be required under these rules upon the exchange of Shares pursuant to the Offer or the Merger for a Non-U.S. Holder that has owned (actually or constructively) 5% or less of the total outstanding Shares at any time during the applicable period described in the third bullet point above. Non-U.S. Holders who owned (actually or constructively) more than 5% of the total outstanding Shares at any time during the applicable period described in the third bullet point above are urged to consult their own tax advisors as to the tax consequences of the disposition of Shares applicable to them in their particular circumstances.

Information Reporting and Backup Withholding Tax

Payments made to holders of Shares in the Offer or the Merger generally will be subject to information reporting and may be subject to a backup withholding tax (currently at a rate of 28%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should properly complete and return IRS Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a United States person within the meaning of Section 7701(a)(30) of the Code, the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Non-U.S. Holders that do not otherwise establish an exemption should submit an appropriate and properly completed IRS Form W-8BEN or W-8BEN-E, a copy of which may be obtained from the Depositary and Paying Agent, in order to avoid backup withholding. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a holder’s United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF SHARES WITH RESPECT TO THE DISPOSITION OF SHARES PURSUANT TO THE OFFER OR THE MERGER. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

6.	Price Range of Shares; Dividends

The Shares are listed on the NYSE under the symbol “DRII.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on the NYSE as reported by published financial sources with respect to periods occurring in fiscal years 2014, 2015 and 2016:

Fiscal Year	High	Low
2014:
First Quarter	$20.69	$16.51
Second Quarter	$23.83	$16.89
Third Quarter	$26.3299	$21.82
Fourth Quarter	$28.50	$19.59
2015:
First Quarter	$35.416	$25.69
Second Quarter	$34.93	$30.9748
Third Quarter	$32.49	$22.7988
Fourth Quarter	$29.86	$22.29
2016:
First Quarter	$25.78	$16.19
Second Quarter	$30.02	$19.17
Third Quarter (through July 13, 2016)	$30.24	$29.82

On February 24, 2016, the last full trading day before Diamond Resorts announced it would explore strategic alternatives, the reported closing sales price per Share on the NYSE was $19.11 per Share. On June 28, 2016, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing sales price per Share on the NYSE was $24.07 per Share. On July 13, 2016, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NYSE was $30.06 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

Diamond Resorts has not declared or paid cash dividends on its common stock since its initial public offering in 2013. Under the terms of the Merger Agreement, Diamond Resorts is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent. See Section 14—“Dividends and Distributions.”

7.	Certain Effects of the Offer

If, as a result of the Offer, the Offeror owns Shares representing at least one Share more than 50% of the then outstanding Shares, Parent, the Offeror and Diamond Resorts will, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, consummate the Merger under the provisions of Section 251(h) of the DGCL without prior notice to, or any action by, any other stockholder of Diamond Resorts as soon as practicable following the consummation of the Offer (unless another date is agreed to in writing by Parent and Diamond Resorts). We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Market for the Shares. If the Offer is consummated, there will be no market for the Shares because Parent and Offeror intend to consummate the Merger as promptly as practicable following the Offer Closing.

NYSE Listing. The Shares are currently listed on the NYSE and trade under the symbol “DRII”. Immediately following the consummation of the Merger (which is expected to occur as promptly as practicable following the Offer Closing), the Shares will no longer meet the requirements for continued listing on the NYSE because the only stockholder will be Parent. Immediately following the consummation of the Merger, we intend to cause Diamond Resorts to delist the Shares from the NYSE.

Exchange Act Registration. The Shares are currently registered under the Exchange Act.

We intend to seek to cause Diamond Resorts to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Diamond Resorts to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to Diamond Resorts. Furthermore, the ability of “affiliates” of Diamond Resorts and persons holding “restricted securities” of Diamond Resorts to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities” or eligible for stock exchange listing.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.	Certain Information Concerning Diamond Resorts

Diamond Resorts was incorporated as a Delaware corporation on January 11, 2013. Its principal executive offices are located at 10600 West Charleston Boulevard, Las Vegas, Nevada 89135. Diamond Resorts’ telephone number at its principal executive offices is (702) 684-8000.

Diamond Resorts is a global leader in the hospitality and vacation ownership industry. As of February 29, 2016, Diamond Resorts’ worldwide resort network consists of 379 vacation destinations located in 35 countries throughout the world.

Available Information. Diamond Resorts is currently subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Diamond Resorts’ business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their compensation), the principal holders of Diamond Resorts’ securities, any material interests of those persons in transactions with Diamond Resorts, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Diamond Resorts’ stockholders and filed with the SEC. Those reports, proxy statements and other information are available for inspection at the public reference room at the SEC’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC’s Public Reference Room in Washington, DC can be obtained by calling the SEC at (800) SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Diamond Resorts, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Sources of Information. Except as otherwise set forth herein, the information concerning Diamond Resorts and its business has been taken from Diamond Resorts’ Annual Report on Form 10-K for its fiscal year ended

December 31, 2015, publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by such records. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, the Offeror, the Information Agent or the Depositary and Paying Agent, or any of their respective affiliates or assigns assumes responsibility for the accuracy or completeness of the information concerning Diamond Resorts contained in those documents and records or for any failure by Diamond Resorts to disclose events which may have occurred or may affect the significance or accuracy of any such information.

Certain Diamond Resorts Forecasts. In connection with the Transaction, Diamond Resorts provided us with certain non-public, internal financial forecasts regarding Diamond Resorts’ projected future operations for fiscal years 2016 through 2020. Such information, as well as certain additional financial information, is described in Diamond Resorts’ Schedule 14D-9, which will be filed with the SEC and is being mailed to Diamond Resorts’ stockholders with this Offer to Purchase. Diamond Resorts’ stockholders are urged to, and should, carefully read the Schedule 14D-9. Diamond Resorts has advised us that (i) it does not, as a matter of course, make public long-term forecasts as to future performance or other internal financial forecasts beyond the current fiscal year, and it is especially wary of making forecasts or projections for extended periods due to the unpredictability of the underlying assumptions and estimates and (ii) such forecasts are included in the Schedule 14D-9 solely for the purpose of providing Diamond Resorts’ stockholders and investors access to certain non-public information that was furnished to representatives of Offeror, Centerview and certain other third parties in connection with the Transaction and such information may not be appropriate for other purposes. Diamond Resorts has also advised us that these forecasts were also considered by the Strategic Review Committee and the Diamond Resorts Board for purposes of evaluating the Transaction.

Diamond Resorts has further advised us that such internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial forecasts. Diamond Resorts has advised us that the internal financial forecasts included in in Diamond Resorts’ Schedule 14D-9 has been prepared by, and is the responsibility of, Diamond Resorts’ management, and that neither BDO USA, LLP, Diamond Resorts’ independent auditor, nor any other person has examined, compiled or otherwise performed any procedures with respect to such internal financial forecasts and, accordingly, no such person expresses an opinion or gives any other form of assurance with respect thereto. Diamond Resorts has further advised us that the summary of such internal financial forecasts included Diamond Resorts’ Schedule 14D-9 is not being included to influence any holder’s decision whether to tender such holder’s Shares in the Offer, but instead because such internal financial forecasts were provided by Diamond Resorts’ to representatives of Offeror, Centerview and certain other third parties in connection with the Transaction.

In particular, Diamond Resorts has advised us that such unaudited projected financial information, while presented with numerical specificity, were based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions and additional matters specific to Diamond Resorts’ business) that are inherently subjective and uncertain and are beyond the control of Diamond Resorts’ management. Important factors that may affect actual results and cause such internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Diamond Resorts’ business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions, the occurrence of unpredictable catastrophe events and other factors described in the section of Diamond Resorts’ Schedule 14D-9 entitled “Forward-Looking Statements”. Diamond Resorts has advised us that such internal financial forecasts also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in such internal financial forecasts. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.

The inclusion of a summary of such internal financial forecasts in Diamond Resorts’ Schedule 14D-9 should not be regarded as an indication that any of the Offeror, Diamond Resorts or their respective officers, directors, affiliates, advisors or representatives considered such internal financial forecasts to be predictive of actual future events, and such internal financial forecasts should not be relied upon as such nor should the information contained in such internal financial forecasts be considered appropriate for other purposes. None of the Offeror, Diamond Resorts or their respective officers, directors, affiliates, advisors or representatives can give you any assurance that actual results will not differ materially from such internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile such internal financial forecasts to reflect circumstances existing after the date such internal financial forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these forecasts are shown to be in error. Since the forecasts cover multiple years, such information by its nature becomes less meaningful and accurate with each successive year.

None of the Offeror, Diamond Resorts or their respective officers, directors, affiliates, advisors or representatives has made or makes any representation to any stockholder, investor or any other person, in the Merger Agreement or otherwise, concerning such internal financial forecasts or regarding Diamond Resorts’ ultimate performance compared to the information contained in such internal financial forecasts or that the forecasted results will be achieved. Diamond Resorts has advised us that such internal forecasts do not give effect to the Transaction. For a description of Diamond Resorts’ reported financial results, stockholders and investors are urged to review Diamond Resorts’ most recent SEC filings.

In light of the foregoing factors and the uncertainties inherent in such internal financial forecasts, readers of Diamond Resorts’ Schedule 14D-9 are cautioned not to place undue reliance on such internal financial forecasts.

9.	Certain Information Concerning the Offeror, Parent and Management VIII

Parent and the Offeror are Delaware corporations. Each of Parent and the Offeror was formed on June 27, 2016, in each case, solely for the purpose of completing the Offer and the Merger and each has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Until immediately prior to the time the Offeror purchases Shares pursuant to the Offer, it is not anticipated that Parent or the Offeror will have any significant assets or liabilities or engage in activities other than those incidental to their formation, capitalization and the transactions contemplated by the Offer and/or the Merger. The Offeror is a direct wholly owned subsidiary of Parent. All of the equity of Parent will, upon completion of the Transactions, be owned by a newly-formed Delaware corporation, controlled by certain equity funds managed by Management VIII. All of the equity of this holding corporation will be owned, directly or indirectly, by such equity funds managed by Management VIII. The principal business activity of Management VIII is to manage certain other investment funds. The principal office address of each of Management VIII, Parent and the Offeror is 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

Pursuant to an Equity Commitment Letter dated June 29, 2016 (the “Equity Commitment Letter”), certain equity funds managed by Management VIII (the “Equity Investors”) have committed up to $1,062,805,544 in aggregate of equity financing to Parent in connection with completion of the Offer and the Merger, subject to the applicable conditions set forth in the Merger Agreement and the Equity Commitment Letter.

The name, business address, citizenship, present principal occupation and employment history of each of the directors, executive officers and control persons of each of Parent, the Offeror and Management VIII are set forth in Schedule A to this Offer to Purchase (“Schedule A”). Except as set forth elsewhere in this Offer to Purchase, (i) none of Parent, the Offeror, Management VIII or, to the knowledge of each of Parent, the Offeror and Management VIII, any of the entities or persons listed in Schedule A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and (ii) none of Parent, the Offeror, Management VIII or, to the best of their knowledge, any of the entities or persons listed in Schedule A has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase (including Schedule A), (i) none of Parent, the Offeror, Management VIII or, to the knowledge of each of Parent, the Offeror and Management VIII, any of the entities or persons listed in Schedule A, beneficially owns or has a right to acquire any Shares or any other equity securities of Diamond Resorts, and (ii) none of Parent, the Offeror, Management VIII or, to the knowledge of each of Parent, the Offeror, and Management VIII, any of the entities or persons referred to in clause (i) above, has effected any transaction in Shares or any other equity securities of Diamond Resorts during the past 60 days.

Except as set forth elsewhere in this Offer to Purchase (including Schedule A), (i) none of Parent, the Offeror, Management VIII or, to the knowledge of each of Parent, the Offeror and Management VIII, any of the entities or persons listed on Schedule A, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Diamond Resorts, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies, (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Parent, the Offeror, Management VIII or, to the knowledge of each of Parent, the Offeror and Management VIII, any of the entities or persons listed in Schedule A, on the one hand, and Diamond Resorts or any of its executive officers, directors and/or affiliates, on the other hand, and (iii) there have been no contracts, negotiations or transactions between Parent, the Offeror, Management VIII or, to the knowledge of each of the Parent, the Offeror and Management VIII, any of the entities or persons listed in Schedule A, on the one hand, and Diamond Resorts or any of its executive officers, directors and/or affiliates, on the other hand concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Hope S. Taitz, a member of the Diamond Resorts Board, currently acts as a consultant in the retail/consumer industries and serves as a director at MidCap FinCo Holdings Limited, MidCap FinCo Limited, MidCap Funding I (Ireland) Limited, MidCap FinCo Intermediate Holdings Ltd, Apollo Residential Mortgage, Inc., Athene USA Corporation, Athene Annuity and Life Company, Athene Life Insurance Company of New York, Athene Annuity and Life Assurance Company of New York, Athene Annuity & Life Assurance Company, Athene Life Re Ltd. and Athene Holding Ltd., each of which is an affiliate of Apollo Global Management, LLC, which is an affiliate of Management VIII, Parent and the Offeror. In connection with such services, during the past two years, Ms. Taitz, through a combination of cash compensation, Stock Awards and Restricted Stock Awards, received aggregate consideration of approximately $825,329.

None of Parent, the Offeror, or Management VIII has made arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense.

Pursuant to Rule 14d-3 under the Exchange Act, the Offeror, Parent and Management VIII have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Copies of this information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at http://www.sec.gov that contains the Schedule TO and its exhibits and other information that the Offeror has filed electronically with the SEC.

10.	Background of the Offer; Contacts with Diamond Resorts

The following is a description of significant contacts between representatives of Management VIII, Parent and Offeror on the one hand, and representatives of Diamond Resorts, on the other hand, that resulted in the execution of the Merger Agreement and commencement of the Offer. The discussion below covers only the key events and does not attempt to describe every communication among the parties. For a review of Diamond Resorts’ activities relating to the contacts leading to the Merger Agreement, please refer to Diamond Resorts’ Schedule 14D-9, which will be filed with the SEC and is being mailed to its stockholders with this Offer to Purchase.

On January 12, 2016, David Sambur, a partner of Apollo Management, L.P., wrote to Diamond Resorts to indicate that Management VIII was interested in a potential investment in Diamond Resorts’ convertible preferred stock. The letter attached a term sheet describing fundamental terms and conditions for such an investment. Diamond Resorts never responded to this communication.

On March 16, 2016, Centerview contacted Mr. Sambur to invite Management VIII to participate in Diamond Resorts’ sale process. Centerview informed Mr. Sambur that Diamond Resorts would provide certain non-public information if Management VIII agreed to execute a non-disclosure agreement and told Mr. Sambur that first round indications of interest were due by Tuesday, April 26, 2016. Management VIII was also informed that during the first round due diligence process, Diamond Resorts’ management would be made available to meet with Management VIII in the presence of Centerview, but that there would be no discussions with management regarding any post-transaction employment or other arrangements.

On March 21, 2016, Diamond Resorts and Management VIII entered into a confidentiality agreement that, among other provisions, prohibited Management VIII from publicly disclosing Diamond Resorts’ confidential information, included a standstill restriction and required Management VIII to seek Diamond Resorts’ consent before disclosing confidential information to potential sources of equity financing.

On April 26, 2016, Management VIII submitted to Centerview a written indication of interest to acquire Diamond Resorts with a price range of $28-30 per share.

On May 4, 2016, Centerview invited Management VIII to participate in the second round of the sale process and to attend management presentations in mid-May 2016. Management VIII was informed that, until significant second round due diligence was completed, it would not be permitted to have discussions with management regarding post-transaction employment or other arrangements.

On May 18, 2016, Management VIII attended Diamond Resorts’ management presentation.

On May 27, 2016, Centerview delivered a sale process letter to Management VIII and posted a draft Merger Agreement on the datasite. The process letter requested that Management VIII submit a markup of the Merger Agreement to Centerview and Diamond Resorts’ legal counsel, Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), by Friday, June 17, 2016 and submit its final bid by Thursday, June 23, 2016.

Throughout May and June 2016, Centerview, together with Diamond Resorts’ management and other advisors, made due diligence materials available to and attended due diligence calls and meetings with Management VIII. During this time, representatives of Management VIII asked to speak with Diamond Resorts’ CEO concerning his willingness to remain with Diamond Resorts following a potential transaction. With Centerview present, Diamond Resorts’ CEO informed Management VIII that he was willing to remain with Diamond Resorts following a potential transaction with any buyer to ensure a successful transition. No commitments were made by Management VIII or the CEO with respect to the terms of any post-transaction employment or other arrangements.

On June 17, 2016, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), legal counsel to Management VIII, submitted a markup of the Merger Agreement to Centerview and Gibson Dunn. The markup included, among other things, a company termination fee equal to 2% of Diamond Resorts’ equity value, a reverse termination fee equal to 6% of Diamond Resorts’ equity value, a right to specific performance of certain obligations of Parent or the Offeror in connection with the funding of the Equity Financing or the consummation of the Merger or the Offer (subject to, among other conditions, Parent’s receipt of the proceeds of the Debt Financing in full), and a four-month outside termination date.

On June 20, 2016, Gibson Dunn suggested to Paul Weiss that several provisions in the Merger Agreement markup should be revised, including those pertaining to representations and warranties, termination and remedies provisions, interim operating covenants and antitrust covenants. Paul Weiss submitted a further revised Merger Agreement on June 22, 2016 in response to Gibson Dunn’s comments.

On June 23, 2016, Management VIII submitted a final bid of $30.25 per share together with its updated Merger Agreement markup, ancillary documents (including drafts of an equity commitment letter and limited guarantee), signed financing commitment papers and a letter stating that it would be in a position to execute the Merger Agreement and announce the transaction before the opening of the market on Monday, June 27, 2016.

On June 24, 2016, Centerview requested that Management VIII submit its best and final offer price. Centerview also told Management VIII that, from Diamond Resorts’ perspective, open issues relating to the markup of the Merger Agreement and the ancillary documents provided by Management VIII included, among other matters, a due diligence condition in one of the financing sources’ commitment letters, the scope of the disclosure schedules, the four-month outside date, and certain revisions to provisions of the Merger Agreement concerning reverse termination fees and matching rights with respect to any Superior Proposals received by Diamond Resorts prior to the closing of the Offer and Merger. Management VIII expressed its willingness to be flexible on contract terms and representatives of Paul Weiss contacted Gibson Dunn to discuss these issues. In addition, Management VIII committed to sending updated debt financing papers with no diligence conditions. However, Management VIII stated that it did not intend to increase its bid.

On June 25, 2016, Gibson Dunn sent Paul Weiss a markup of the Merger Agreement and the parties continued to negotiate the terms of the Merger Agreement. The revised provisions in Gibson Dunn’s markup included, among other provisions, that Offeror had the ability to extend the Offer up to four times if the debt financing for the Offer and the Merger had not been received if, in addition to certain other conditions, Parent and Offeror agreed that certain conditions to the closing of the Offer (including the Representations Condition, the Covenants Condition and the MAE Condition) would be deemed satisfied and that the reverse termination fee was payable by Parent to Diamond Resorts (the “Financing Offer Extension”), a reduction of the marketing period from 20 calendar days to 15 calendar days, removal of Diamond Resorts’ obligation to provide Parent with a copy of an Alternative Proposal, extension of the outside date from four months to six months, an increase in the reverse termination fee from 6% to 8% of equity value, and revisions to certain representations, warranties and covenants.

Over the next 24 hours, representatives of Gibson Dunn and Paul Weiss continued to negotiate the terms of the Merger Agreement and ancillary documents, including, among other terms, provisions relating to remedies, specific performance and deal protections.

On June 26, 2016, Paul Weiss sent a further revised draft of the Merger Agreement to Gibson Dunn and Centerview. The revised provisions in this markup included, among other terms, provisions concerning deal protections, a reduction of the reverse termination fee from 8% of equity value to Management VIII’s original proposal of 6% of equity value, and revisions to certain representations, warranties and covenants.

Later on June 26, 2016, Gibson Dunn sent Paul Weiss a revised draft of the Merger Agreement. The revised provisions in this draft included, among other provisions, certain modified representations, warranties and covenants, a reduction of the cap on Diamond Resorts’ obligation to reimburse Parent and Offeror for transaction-related expenses if the Merger Agreement was terminated due to a material breach by Diamond Resorts from $7,500,000 to $4,000,000 (the “Transaction Expense Reimbursement Cap”), and that the reverse termination fee would be payable by Parent if Parent or Offeror materially breached the Merger Agreement, if Offeror failed to commence the Offer in accordance with the Merger Agreement, or if the conditions to closing the Offer in the Merger Agreement had been satisfied and Parent and Offeror failed to consummate the Offer within three business days of the date on which the Offer was scheduled to expire pursuant to the Merger Agreement.

On June 27, 2016, Paul Weiss sent Gibson Dunn and Centerview a revised draft of the Merger Agreement that included, among other provisions, a broadening of the required scope of Diamond Resorts’ disclosure schedules, a Transaction Expense Reimbursement Cap of $5,500,000, a requirement that the reverse termination fee be payable only if the conditions to closing the Offer in the Merger Agreement were satisfied and Parent and Offeror failed to consummate the Offer within three business days of the date on which the Offer was scheduled to expire pursuant to the Merger Agreement, and revisions to certain representations, warranties, and covenants. Later on June 27, 2016, representatives of Gibson Dunn and Paul Weiss continued to negotiate the terms of the Merger Agreement and exchanged additional drafts of the Merger Agreement relating to these provisions as well as others (see Section 13—“Conditions of the Offer”).

On June 28, 2016, Paul Weiss sent Gibson Dunn and Centerview a revised draft of the Merger Agreement including, among other terms, modified provisions relating to the treatment of options and restricted stock units in connection with the Offer and the Merger, provisions giving Parent control over certain specified matters (in addition to transaction-related litigation) and certain revisions to representations, warranties, covenants, and termination and remedies provisions.

During the evening of June 28, 2016, representatives of Paul Weiss and Gibson Dunn continued to negotiate and finalize the Merger Agreement and other transaction documents. Diamond Resorts and Management VIII agreed to a Transaction Expense Reimbursement Cap of $5,500,000,that the reverse termination fee would be payable by Parent if (i) the conditions to closing the Offer in the Merger Agreement were satisfied and Parent and Offeror failed to consummate the Offer within three business days of the date on which the Offer was scheduled to expire pursuant to the Merger Agreement, (ii) Parent or Offeror materially breached or failed to perform under the Merger Agreement, or (iii) Offeror failed to commence the Offer within three business days of the specified time period in the Merger Agreement for the commencement of the Offer and such material breach, material failure to perform or failure to commence the Offer was the primary cause of the failure of the Offer or the Merger, as the case may be, to be consummated pursuant to the Merger Agreement, and that, with respect to the Financing Offer Extension, the specified conditions to the closing of the Offer would be deemed satisfied solely for purposes of the payment of the reverse termination fee and Offeror’s obligation (and Parent’s obligation to cause Offeror) to consummate the Offer, except that, in addition to other changes, the Covenants Condition would not be deemed satisfied if Diamond Resorts willfully or materially breached the Merger Agreement.

Early in the morning of June 29, 2016, Paul Weiss sent Gibson Dunn and Centerview final drafts of the merger agreement and other transaction documents reflecting the parties’ final agreed terms and shortly thereafter, the parties executed the final merger agreement and other final transaction documents.

Prior to the opening of markets in the United States on June 29, 2016, Diamond Resorts and Management VIII, on behalf of the Apollo Funds, jointly announced the execution of the Merger Agreement.

11.	Purpose of the Offer and Plans for Diamond Resorts; Transaction Documents

Purpose of the Offer and Plans for Diamond Resorts. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer is for Parent to acquire control of, and all of the outstanding equity interests in, Diamond Resorts. The Offer, as the first step in the acquisition of Diamond Resorts, is intended to facilitate the acquisition of all outstanding Shares. The Merger Agreement provides, among other things, that the Offeror will be merged with and into Diamond Resorts and that, upon consummation of the Merger, Diamond Resorts, as the surviving corporation in the Merger, will become a wholly owned subsidiary of Parent.

If you sell your Shares in the Offer, you will cease to have any equity interest in Diamond Resorts or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in the surviving corporation and will not have any right to participate in its earnings and future growth. Similarly, after selling your Shares in the Offer or the conversion of your Shares in the subsequent Merger, you will not bear the risk of any decrease in the value of Diamond Resorts or the surviving corporation, as applicable.

We expect that, following consummation of the Merger and the other Transactions, the operations of Diamond Resorts, the surviving corporation in the Merger, will be conducted substantially as they currently are being conducted. We do not have any current intentions, plans or proposals to cause any material changes in the surviving corporation’s business, other than in connection with Diamond Resorts’ current strategic planning.

Nevertheless, the management and/or the board of directors of the surviving corporation may initiate a review of the surviving corporation to determine what changes, if any, would be desirable following the Offer and the Merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in certain extraordinary corporate transactions, such as reorganizations, mergers or sales or purchases of assets, if the management and/or board of directors of the surviving corporation decide that such transactions are in the best interest of the surviving corporation upon such review.

The Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which has been filed as Exhibit (d)(1) to the Schedule TO and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8—“Certain Information Concerning Diamond Resorts—Available Information.”

The Offer. The Merger Agreement provides that the Offeror will commence the Offer and that, upon the terms and subject only to prior satisfaction or waiver of the Offer Conditions described in Section 13—“Conditions of the Offer” (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will, as promptly as practicable following the Expiration Date, irrevocably accept for payment, and, at or as promptly as practicable following acceptance for payment (but in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter) pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer. Pursuant to the terms of the Merger Agreement, unless extended or amended in accordance with the Merger Agreement, the Offer would expire on the date that is 20 business days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer.

The Offeror expressly reserves the right, in its sole discretion, to increase the Offer Price, to waive any Offer Condition (other than the Minimum Condition) or to make any other changes in the terms and conditions of the Offer. However, pursuant to the Merger Agreement, the Offeror has agreed that it will not, without the prior written consent of Diamond Resorts, (a) reduce the Offer Price, (b) change the form of consideration payable in the Offer (other than by adding consideration), (c) reduce the maximum number of Shares sought to be purchased in the Offer, (d) waive or change the Minimum Condition, (e) add any condition to the Offer Conditions, (f) extend the expiration of the Offer, except as required or permitted by the Merger Agreement or (e) modify any Offer Condition or any term of the Offer set forth in the Merger Agreement in a manner adverse to the holders of the Shares. The Offer may not be terminated prior to its scheduled Expiration Date, unless the Merger Agreement is terminated in accordance with its terms.

Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, (a) the Offeror is required to extend the Offer on one or more occasions in consecutive increments of five business days each (or such other duration as Parent and Diamond Resorts may agree) if at the then-scheduled Expiration Date, any of the Offer Conditions has not been satisfied or waived, except that if the sole remaining unsatisfied Offer Condition is the Minimum Condition, Offeror may (but shall not be required to)

extend the Offer on up to two occasions of five business days each (or such other duration as Parent and Diamond Resorts may agree), (b) the Offeror will extend the Offer for any period required by applicable law, including any rule, regulation, interpretation or position of the SEC or the staff thereof or the rules of the NYSE applicable to the Offer and (c) the Offeror may in its sole discretion extend the Offer on up to four occasions in consecutive increments of five business days each (or such other duration as Parent and Diamond Resorts may agree) if on any date as of which the Offer is scheduled to expire, (1) the full amount of the Debt Financing has not been funded and will not be available to be funded at the Offer Closing (other than as a result of breach by Parent or the Offeror of certain of their representations, warranties and covenants contained in the Merger Agreement) and (2) Parent and Offeror acknowledge and agree in writing that (i) Diamond Resorts may terminate the Merger Agreement as a result of the Offeror failing to consummate the Offer (where the conditions to the Offer have been satisfied or waived (other than those conditions to be satisfied at the Acceptance Time)) and receive the Parent Termination Fee (as defined in Section 1—“Terms of the Offer”) and (ii) solely with respect to both (x) any payment of the Parent Termination Fee as described in (i) and (y) the Offeror’s obligation, and Parent’s obligation to cause the Offeror, to consummate the Offer, the Representations Condition (other than with respect to certain fundamental representations and warranties of Diamond Resorts), the MAE Condition and the Covenants Condition (other than in respect of any willful or material breach (including any willful and material breach) following the date of delivery of such notice of extension), will be deemed to have been satisfied or waived at the Expiration Date.

The Offeror is not, however, required to extend the Offer or the Expiration Date beyond the Termination Date. The “Termination Date” is October 29, 2016, except that, if the Marketing Period has commenced but not yet been completed at the time of the Termination Date, the Termination Date will be extended until three business days following the final date of the Marketing Period.

Subject to the terms and conditions of the Merger Agreement and the satisfaction or waiver of the Offer Conditions, the Offeror will be required, as promptly as practicable following the Expiration Date, to irrevocably accept for payment, and, at or as promptly as practicable following acceptance for payment (but in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter), to pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer. Subject to its rights and obligations under the Merger Agreement to extend the Offer, the Offeror will not be required to accept for payment or pay for any tendered Shares in the event that any Offer Condition has not been satisfied or waived at the scheduled Expiration Date of the Offer.

Recommendation. Pursuant to the Merger Agreement, Diamond Resorts has represented that the Diamond Resorts Board, acting upon the recommendation of the Strategic Review Committee, has (a) determined that it is fair to and in the best interests of Diamond Resorts and its stockholders, and declared it advisable, to enter into the Merger Agreement and to consummate the Transactions (including the Offer and the Merger) in accordance with the DGCL, (b) approved the execution, delivery and performance by Diamond Resorts of the Merger Agreement and the consummation of the Transactions (including the Offer and the Merger) in accordance with the DGCL and (c) recommended that Diamond Resorts’ stockholders accept the Offer and tender their Shares in the Offer (such recommendations, collectively, the “Diamond Resorts Board Recommendation”).

The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, and in accordance with the provisions of the DGCL (including Section 251(h) of the DGCL), at the Effective Time, the Offeror will be merged with and into Diamond Resorts, and the separate corporate existence of the Offeror will cease and Diamond Resorts will be the surviving corporation in the Merger. Subject to the satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, the closing of the Merger (the “Merger Closing”) will take place as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, on the third business day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger (excluding conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at or prior to the Merger Closing) (the “Closing Date”). Subject to the provisions of the Merger Agreement, at the Merger

Closing, Parent, the Offeror and Diamond Resorts shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective on the date and at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware or, at such later time as is specified in the Certificate of Merger and as is agreed to by Parent, the Offeror and Diamond Resorts prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the date and time at which the Merger becomes effective is herein referred to as the “Effective Time”). The Merger shall be governed by and effected under Section 251(h) of the DGCL, without a vote of the stockholders of Diamond Resorts. Parent, the Offeror and Diamond Resorts have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of the stockholders of Diamond Resorts in accordance with Section 251(h) of the DGCL.

Charter, Bylaws, Directors, and Officers. The Merger Agreement provides that at the Effective Time, the certificate of incorporation of Diamond Resorts will be amended so that it reads in its entirety as set forth in Exhibit A to the Merger Agreement, and, as so amended, will be the certificate of incorporation of the surviving corporation. At the Effective Time, the bylaws of Diamond Resorts will be amended so that they read in their entirety as set forth in Exhibit B to the Merger Agreement, and, as so amended, will be the bylaws of the surviving corporation. The Merger Agreement further provides that immediately following the Effective Time, the directors of the Offeror immediately prior to the Effective Time will be the directors of the surviving corporation, and that the officers of Diamond Resorts immediately prior to the Effective Time will be the officers of the surviving corporation.

Effect of the Merger on Capital Stock. At the Effective Time:

•	each share of common stock of the Offeror issued and outstanding immediately prior to the Effective Time will be converted automatically into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation, and will constitute the only outstanding shares of capital stock of the surviving corporation;

•	each Excluded Share issued and outstanding immediately prior to the Effective Time will be automatically canceled and will cease to exist and no consideration will be delivered in exchange therefor; and

•	each Share issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) will be converted automatically into and will thereafter represent only the right to receive the Merger Consideration, which is a cash amount per Share equal to the Offer Price (without interest and less any applicable withholding tax).

Treatment of Equity Awards. The Merger Agreement provides that, immediately prior to the Effective Time, each outstanding option to purchase Shares (each, a “Company Stock Option”) will vest and become exercisable (to the extent then unvested and unexercisable) and will be canceled and converted automatically into the right of the holder to receive an amount in cash equal to the product of (a) the number of Shares subject to such Company Stock Option, without interest and less any applicable tax withholding, multiplied by (b) the excess, if any, of the Merger Consideration over the per share exercise price applicable to such Company Stock Option.

The Merger Agreement provides that, immediately prior to the Effective Time, each restricted stock unit with respect to Shares (each, a “Company RSU”) and each restricted Share (each, a “Company Restricted Share”) outstanding immediately prior to the Effective Time will vest (to the extent then unvested) and will be canceled and converted automatically into the right of the holder to receive an amount in cash equal to the product of (a) the number of Shares subject to such Company RSU or the number of Company Restricted Shares held by such holder, as applicable, without interest and less any applicable tax withholding, multiplied by (b) the

Merger Consideration. Any Company RSU or Company Restricted Share subject in whole or in part to performance-based vesting conditions will vest assuming a target level of performance.

Representations and Warranties. In the Merger Agreement, Diamond Resorts has made customary representations and warranties to Parent and the Offeror with respect to, among other matters, its organization and qualification, organizational documents and subsidiaries, capitalization, authority, conflicts, required filings and consents, compliance with laws, permits, public filings, disclosure controls and procedures, absence of undisclosed liabilities, absence of certain changes or events (including the absence of a Material Adverse Effect (as defined below)), litigation, employee benefit plans, labor matters, intellectual property, tax matters, assets, real property, environmental matters, material contracts, insurance, affiliated transactions, compliance with anti-corruption and international trade laws, information to be included in this Offer to Purchase and any other ancillary documents related to the Offer (collectively, the “Offer Documents”), the Schedule 14D-9 and any proxy or information statement to be sent to stockholders in connection with the Merger, the fairness opinion of Diamond Resorts’ financial advisor in connection with the Transactions, brokers’ fees, the inapplicability of state takeover laws or restrictive provisions in Diamond Resorts’ governing documents, the Diamond Resorts Board Recommendation, timeshare matters, Diamond Resorts’ budget and securitizations. Each of Parent and the Offeror has made customary representations and warranties to Diamond Resorts with respect to, among other matters, organization, authority, conflicts, required filings and consents, litigation, information to be included in the Offer Documents and any information statement to be sent to stockholders in connection with the Merger, brokers’ fees, financing and availability of funds, ownership of the Offeror and non-ownership of any Shares.

Some of the representations and warranties in the Merger Agreement made by Diamond Resorts are qualified as to “materiality” or a “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect” means any event, change, occurrence or effect that, (1) individually or in the aggregate, has or would reasonably be expected to have, a material adverse effect on the business, financial or other condition, results of operations, assets or liabilities of Diamond Resorts and its subsidiaries, taken as a whole, other than, solely with respect to this clause (1), any event, change, occurrence or effect resulting from (i) changes in general economic, financial market, business, regulatory, social or geopolitical conditions in the United States or any country in which Diamond Resorts or its subsidiaries operate; (ii) changes or developments in any of the industries in which Diamond Resorts or its subsidiaries operate; (iii) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof; (iv) any change in the market price or trading volume of the Shares (provided, that the facts, circumstances, events, changes, developments or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (v) any failure by Diamond Resorts to meet any published analyst estimates or expectations of Diamond Resorts’ revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Diamond Resorts to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts, circumstances, events, changes, developments or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (vi) acts of God, natural disasters, weather conditions, national or international political or social conditions, including the engagement in, or escalation, outbreak or worsening of, hostilities in or by any country or the occurrence of any act of war or any act of terrorism; (vii) the announcement of the Merger Agreement and the transactions contemplated thereby, including the initiation of litigation by any person with respect to the Merger Agreement, and including any termination of, reduction in or other negative impact on relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Diamond Resorts and its subsidiaries due to the public announcement of the Merger Agreement and the transactions contemplated thereby; or (viii) any actions taken (or omitted to be taken) at the request, or with the consent, of Parent or Offeror after disclosure to Parent and Offeror by Diamond Resorts of all material and relevant facts and information; provided, that clauses (vii) and (viii) shall not apply to any representation or warranty in Article IV of the Merger Agreement that addresses the consequences the announcement of the Merger Agreement and the transactions contemplated hereby; provided, however, that with respect to clauses (i), (ii), (iii) and (vi), such event, change, occurrence, effect or development shall be taken into account to the extent it disproportionately and adversely affects Diamond Resorts and its subsidiaries, taken as a whole, compared to other companies operating in the industries in which Diamond Resorts and its subsidiaries operate or (2) prevents, impairs or delays, or could reasonably be expected to prevent, impair or delay, Diamond Resorts’ ability to perform its obligations under the Merger Agreement and consummate the Merger and the other transactions contemplated therein pursuant to and in accordance with the terms thereof.

The representations, warranties and covenants contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties, and those representations, warranties and covenants should not be relied on by any other person. In addition, those representations, warranties and covenants:

•	have been made only for purposes of the Merger Agreement;

•	with respect to Diamond Resorts, have been qualified by (i) matters specifically disclosed in any reports filed by Diamond Resorts with the SEC prior to the date of the Merger Agreement (subject to certain exceptions) and (ii) confidential disclosures made to Parent and the Offeror in the disclosure letter delivered in connection with the execution of the Merger Agreement—such information modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

•	will not survive consummation of the Merger (except as otherwise stated in the Merger Agreement);

•	have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters of fact;

•	were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement; and

•	are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, including qualifications as to “materiality” or a “Material Adverse Effect” as described above.

Covenants

Conduct of Business. The Merger Agreement obligates Diamond Resorts and its subsidiaries, from the date of the Merger Agreement until the Effective Time or termination of the Merger Agreement pursuant to its terms, to use reasonable best efforts to (i) conduct its business in the ordinary course of business consistent with past practice and (ii) preserve intact its business organization, and preserve in all material respects its relationships with customers, suppliers, governmental entities and other persons with which it has business or regulatory relationships, consistent with past practice (including complying with all material requirements under all governing documents of its resort locations). The Merger Agreement also contains specific restrictive covenants as to certain activities of Diamond Resorts and its subsidiaries prior to the Effective Time or termination of the Merger Agreement pursuant to its terms which provide that Diamond Resorts and its subsidiaries will not take certain actions without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned other than with respect to the matters described in the following clauses of this section: (a), (c), (m) (with respect to any Transaction Litigation (as defined below), Specified Matter (as defined below) or demand for appraisal), (n), (o), (p), (q) and, solely with respect to the foregoing clauses, (s), which consent will be given, conditioned or withheld in its sole discretion) or otherwise as permitted by the Merger Agreement or required by law, including, among other things and subject to certain exceptions: (a) amending, adopting any amendment or otherwise changing its governing instruments; (b) issuing, selling, granting or disposing of any of its shares or other ownership interests, or any options, warrants or convertible securities that are convertible into or exchangeable or exercisable for any of the same (subject to certain exceptions); (c) declaring, setting aside, authorizing or paying any dividend or other distribution (except for any dividend or distribution by a wholly owned subsidiary of Diamond Resorts to Diamond Resorts or any other wholly owned subsidiary of Diamond

Resorts); (d) reclassifying, combining, splitting, consolidating, recapitalizing, subdividing, redeeming or otherwise acquiring any of its shares (or any warrants, options or other rights to acquire the foregoing) or consummating any other similar transaction with respect to its shares (or any warrants, options or other rights to acquire the foregoing) (subject to certain exceptions); (e) acquiring or making any investment in any corporation, partnership or other business organization or division thereof or any property or assets, including timeshare interests (other than (i) purchases of inventory (including timeshare interests) in the ordinary course of business or other assets pursuant to existing contracts or (ii) acquisitions or investments in an amount that does not exceed $3,500,000 individually or $7,000,000 in the aggregate); (f) selling, transferring or otherwise disposing of any corporation, partnership or other business organization or division thereof or otherwise selling, leasing, licensing, transferring, encumbering or restricting the use of, allowing to expire or dispose of, any assets (including timeshare interests), rights or properties (other than (ii) sales or dispositions of inventory (including timeshare interests) in the ordinary course of business or other assets pursuant to existing contracts or (ii) sales or dispositions in an amount that does not exceed $3,500,000 individually or $7,000,000 in the aggregate); (g) entering into, extending, renewing or otherwise modifying any material rights or obligations under, any material contract or any affiliate transaction (other than any such contract involving payments of less than $4,000,000 in the aggregate annually or any real property lease for that is not used for the purpose of a corporate or division headquarters or that provides for a current base rent equal to or less than $100,000 per month); (h) making any capital expenditures in excess of or otherwise inconsistent with Diamond Resorts’ capital expenditure budget (other than such capital expenditures that do not exceed such budget by more than $3,500,000 individually or in the aggregate); (i) incurring or issuing indebtedness for borrowed money, issuing or selling any debt securities, or otherwise becoming responsible for the obligations of any person in respect of such indebtedness or debt securities (subject to certain exceptions, including incurring indebtedness for borrowed money of less than $7,000,000 in the aggregate); (j) except to the extent required by applicable law or any Company Plan in effect as of the date of the Merger Agreement, (i) increasing the compensation or benefits payable or provided to any director, officer, employee or independent contractor, other than any such increases made in the ordinary course of business for employees whose total annual compensation does not exceed $200,000, (ii) hiring any employee with a title of “Vice President” (or the applicable equivalent title) and above, (iii) entering into, amending or terminating any plan, trust, fund, policy, agreement or arrangement for the benefit of any directors, officers, employees or independent contractors, other than in the ordinary course of business and as would not have a material cost to Diamond Resorts or its subsidiaries, or (iv) other than in the ordinary course of business, entering into, amending or terminating any collective bargaining agreement or other similar arrangement; (k) implementing or adopting any change in its methods of accounting, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP; (l) other than in the ordinary course of business or as required by applicable law, (i) making any material change to any method of tax accounting, (ii) making or changing any material tax election, (iii) settling or compromising any material tax liability or any tax audit or proceeding, (iv) filing any material amended tax return, (v) changing any annual tax accounting period, (vi) entering into any closing agreement relating to any material tax, (vii) surrendering any right to claim a material tax refund, or (viii) failing to pay any material taxes as they become due and payable; (m) waiving, releasing, assigning, settling or compromising, or entering into any agreement with respect to, any action, Transaction Litigation, Specified Matter, demand for appraisal or other claim, liability or obligation against Diamond Resorts or any of its subsidiaries or any of their respective directors or officers (other than (except with respect to any Transaction Litigation, Specified Matter or demand for appraisal) (i) in the ordinary course of business and (ii) where the amount paid or to be paid does not exceed $3,500,000 individually or $7,000,000 in the aggregate, without the imposition of equitable relief or admission of wrongdoing); (n) convening any special meeting of the stockholders of Diamond Resorts; (o) entering into any contract with respect to the voting or registration of its shares; (p) adopting a plan or agreement of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; (q) entering into or adopting any “poison pill” or similar stockholder rights plan; (r) causing any material amendment to any governing documents of any timeshare owners’ association, club or resort (subject to certain exceptions); or (s) agreeing to do or take any of the foregoing actions.

Stockholder Approval. If the Offer is consummated and as a result the Offeror owns Shares that represent one Share more than 50% of the outstanding Shares, we do not anticipate seeking the approval of Diamond Resorts’ remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a successful tender offer for a public corporation, the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, on the third Business Day after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement (excluding conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at or prior to the Closing), without a vote of the stockholders of Diamond Resorts, in accordance with Section 251(h) of the DGCL.

No Solicitation. Diamond Resorts agrees that neither it nor any of its subsidiaries will, and that it will cause its subsidiaries and direct its and their respective representatives not to, directly or indirectly (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal or (ii) engage or participate in or knowingly encourage or facilitate, any negotiations or discussions (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to Diamond Resorts or any of its subsidiaries in connection with an Alternative Proposal. Diamond Resorts will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted prior to the date of the Merger Agreement with respect to any Alternative Proposal. Any breach of the “No Solicitation” restrictions by any subsidiary of Diamond Resorts or, to the extent directed by Diamond Resorts, any representative of Diamond Resorts or any of its subsidiaries, will be a breach of the “No Solicitation” restrictions by Diamond Resorts. Notwithstanding the foregoing, if Diamond Resorts receives a bona fide written Alternative Proposal that did not result from a breach of the foregoing restrictions (other than de minimis breaches), Diamond Resorts and its representatives may contact the person making such Alternative Proposal solely to clarify the terms and conditions thereof and, if the Strategic Review Committee determines in good faith, after consultation with its outside counsel and financial advisor, that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then Diamond Resorts may (a) furnish information with respect to Diamond Resorts and its subsidiaries to the person making such Alternative Proposal pursuant to a customary confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement and (ii) participate, through the Strategic Review Committee, in discussions or negotiations with such person regarding such Alternative Proposal; provided, however, that Diamond Resorts agrees to provide to Parent any material non-public information concerning Diamond Resorts or any of its subsidiaries that is provided or made available to the person making such Alternative Proposal which was not previously provided or made available to Parent as promptly as practicable.

An “Alternative Proposal” means any proposal or offer from any person or group of persons other than Parent or one of its subsidiaries for (i) any direct or indirect merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of Diamond Resorts or any business that (including any subsidiary or subsidiaries of Diamond Resorts whose business) constitutes 20% or more of the net revenues, net income or assets of Diamond Resorts and its subsidiaries, taken as a whole or (ii) the acquisition in any manner, directly or indirectly, of over 20% of the equity securities or consolidated total assets of Diamond Resorts and its subsidiaries or 20% or more of the voting power of Diamond Resorts or of the surviving entity in a merger, consolidation, share exchange or other business combination involving Diamond Resorts or the resulting direct or indirect parent of Diamond Resorts or such surviving entity, in each case, other than the Merger and the Offer.

A “Superior Proposal” means any bona fide written Alternative Proposal (i) that the Strategic Review Committee has determined in good faith, after consultation with Diamond Resorts’ outside legal counsel and financial advisors to be more favorable from a financial point of view to the holders of Shares than the Merger and the Offer, taking into account all the terms and conditions of such proposal, and the Merger Agreement and (ii) that the Strategic Review Committee believes is reasonably capable of being completed, in the case of each of clauses (i) and (ii), taking into account all financial, regulatory, legal and other aspects of such proposal and the transactions contemplated hereby and after taking into account any changes to the terms of this Agreement proposed by Parent pursuant to the non-solicitation provisions of the Merger Agreement; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Alternative Proposal are deemed to be references to “50%.”

Except as described in this paragraph, neither Diamond Resorts, the Diamond Resorts Board nor the Strategic Review Committee will (a) (i) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the Diamond Resorts Board Recommendation, (ii) fail to include the Diamond Resorts Board Recommendation in the Schedule 14D-9 or, if any Alternative Proposal has been made public, fail to recommend against such Alternative Proposal or fail to reaffirm the Diamond Resorts Board Recommendation, or issue a press release reaffirming the Diamond Resorts Board Recommendation, upon the request of Parent within the earlier of (x) 10 business days after Parent requests such reaffirmation with respect to such Alternative Proposal and (y) three business days prior to the then scheduled Expiration Date; provided that Parent may make such request only once with respect to such Alternative Proposal unless such Alternative Proposal is subsequently materially modified in which case Parent may make such request once each time such material modification is made; (iii) approve or recommend, or publicly propose to approve or recommend, any Alternative Proposal (any such action being described in this clause (a), a “Change of Recommendation”) or (b) adopt, approve or recommend, or allow Diamond Resorts or any Diamond Resorts subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement constituting, or that would reasonably be expected to result in, any Alternative Proposal (other than a confidentiality agreement in accordance with the Merger Agreement) (each, an “Alternative Acquisition Agreement”), or publicly announce an intention to approve or recommend an Alternative Acquisition Agreement.

Notwithstanding anything to the contrary in the Merger Agreement, if, prior to the time at which the Offeror accepts for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer (the “Acceptance Time”), (1) the Strategic Review Committee determines in good faith, after consultation with its outside counsel and financial advisor, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, it may recommend a Change of Recommendation to the Diamond Resorts Board, which, upon receiving such recommendation from the Strategic Review Committee, may effect a Change of Recommendation, or (2) Diamond Resorts receives a written bona fide Alternative Proposal that did not result from a breach of the applicable non-solicitation provisions of the Merger Agreement (other than de minimis breaches) and that the Strategic Review Committee determines in good faith, after consultation with its outside counsel and financial advisor, constitutes a Superior Proposal, then (x) the Diamond Resorts Board may make a Change of Recommendation in the case of clause (1) or authorize Diamond Resorts to terminate the Merger Agreement in the case of clause (2), and (y) Diamond Resorts, upon receiving such authorization from the Diamond Resorts Board, will substantially concurrently, but in any event within the same day, enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal if Diamond Resorts concurrently terminates the Merger Agreement.

Notwithstanding the foregoing, the Diamond Resorts Board will not be entitled to effect a Change of Recommendation or authorize the termination of this Agreement as described above unless: (i) Diamond Resorts notifies Parent in writing at least three business days before taking that action of its intention to do so, and specifies the reasons therefor, including in the case of any Superior Proposal, (x) the identity of the person making the Superior Proposal and (y) a copy of the Alternative Acquisition Agreement in respect of the Superior Proposal (or, if there is no such agreement, a written summary of the material terms and conditions thereof); provided that in connection with any Change of Recommendation in response to a Superior Proposal or any action contemplated by clause (y), any material revision, amendment, update or supplement to the terms and conditions of such Superior Proposal will be deemed to constitute a new Superior Proposal and will require a new notice but with an additional two business day period from the date of such notice; (ii) to the extent Parent wishes to negotiate, Diamond Resorts has negotiated, and has caused its subsidiaries and its and their respective representatives to negotiate, in good faith with Parent during such notice period, to enable Parent to effect revisions to the terms and conditions of the Merger Agreement that would, if a Superior Proposal has been made, cause such Superior Proposal to no longer constitute a Superior Proposal or, in connection with a Change of Recommendation, it would cause the Strategic Review Committee to no longer believe that the failure to make a Change of Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; and (iii) if Parent makes a proposal during such period to adjust the terms and conditions of the Merger Agreement, the Diamond Resorts Board, acting at the direction of the Strategic Review Committee, after taking into good faith consideration the adjusted terms and conditions of the Merger Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal, if applicable, and that the failure to make a Change of Recommendation or terminate the Merger Agreement, as applicable, would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

In addition to the obligations of Diamond Resorts set forth above, Diamond Resorts will promptly (and in any event within one business day) advise Parent in writing of (A) any Alternative Proposal, (B) any request for non-public information relating to Diamond Resorts or its subsidiaries, other than requests for information not reasonably expected to be related to an Alternative Proposal and (C) any inquiry or request regarding an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal, inquiry or request and the material terms of any such Alternative Proposal, inquiry or request. Diamond Resorts will keep Parent promptly informed (and in any event within one business day) of material updates to the status and details (including material amendments to the terms thereof) of such Alternative Proposal, inquiry or request.

Nothing set forth in the Merger Agreement will prevent Diamond Resorts, the Diamond Resorts Board or the Strategic Review Committee from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or (ii) making any legally required disclosure to Diamond Resorts’ stockholders with regard to the transactions contemplated by the Merger Agreement if, in the good-faith judgment of Diamond Resorts Board or the Strategic Review Committee, after consultation with outside counsel, that the failure to disclose such information would reasonably be expected to violate its obligations under applicable law; provided, that in each case, Diamond Resorts expressly publicly reaffirms the Recommendation in such disclosure (other than a customary “stop-look-and-listen” communication to the stockholders of Diamond Resorts pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of Diamond Resorts)).

Employee Matters. Without limiting any additional rights that any current, former or retired employee or director of Diamond Resorts or any of its subsidiaries (collectively, the “Company Employees”) may have under any Company Plan (as defined in the Merger Agreement), Parent will cause the surviving corporation and each of its subsidiaries to maintain, for a 12-month period commencing at the Effective Time, the severance-related provisions of Diamond Resorts Plans existing immediately prior to the Effective Time and to provide 100% of the severance payments and benefits required thereunder to be provided to any Company Employee terminated during that 12-month period.

Parent will cause the surviving corporation and each of its subsidiaries to maintain for each employee of Diamond Resorts or its subsidiaries who continues to be employed by Diamond Resorts or the surviving corporation or any subsidiary or affiliate thereof (the “Continuing Employees”), for a 12-month period commencing at the Effective Time, subject to the immediately preceding paragraph: (i) a salary, wage, target bonus opportunity and commissions opportunity that is substantially similar in the aggregate to the salary, wage, target bonus opportunity and commissions opportunity that was provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee retirement, welfare and other benefits (other than any equity-based compensation or benefits) that are substantially similar in the aggregate to the employee retirement, welfare and other benefits (other than any equity-based compensation or benefits) provided to such Continuing Employee immediately prior to the Effective Time. (However, the provisions described in this paragraph do not apply to Continuing Employees whose terms and conditions of employment are governed by a collective bargaining agreement.)

As of and after the Effective Time, Parent will, or will cause the surviving corporation to, give Company Employees full credit for purposes of eligibility, participation, benefit accrual and vesting (but not for purposes of benefit accruals under any defined benefit pension plans or retiree health plan), under any employee benefit plan, program or arrangement maintained by Parent, its subsidiaries or the surviving corporation (each, a “Parent Plan”) in which Continuing Employees may participate to the same extent recognized by Diamond Resorts immediately prior to the Effective Time under any similar or comparable Company Plan and to the extent such credit would not result in a duplication of benefits for the same period of service.

With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended), Parent or its subsidiaries will, or will use commercially reasonable efforts to cause any third party insurance providers to, (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations in the plan year in which the Effective Time occurs, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by Diamond Resorts and its subsidiaries in the plan year in which the Effective Time occurs.

From and after the Effective Time, the surviving corporation will honor, and will cause its subsidiaries to honor, in accordance with its terms, (i) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between Diamond Resorts or any of its subsidiaries and any officer, director or employee of that company, (ii) all equity-based plans, programs or agreements, bonus plans or programs and (iii) all obligations pursuant to outstanding restoration plans, equity-based plans, programs or agreements, bonus plans or programs, bonus deferral plans, vested and accrued benefits under any employee benefit plan, program or arrangement of Diamond Resorts or its subsidiaries and similar employment compensation and benefit arrangements and agreements in effect as of the Effective Time, in each case to the extent legally binding on Diamond Resorts or any of its subsidiaries.

Nothing in the Merger Agreement confers upon any Continuing Employee any right to continue in the employ or service of Parent, the surviving corporation or any affiliate of Parent, or interferes with or restricts in any way the rights of Parent, the surviving corporation or any affiliate of Parent (which rights are expressly reserved under the Merger Agreement) to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in the Merger Agreement to the contrary, nothing in the employee matters provisions described above will (i) be deemed or construed to be an amendment or other modification of any benefit plan, (ii) deemed or construed to establish any benefit plan, (iii) prevent or limit Parent, the surviving corporation or any affiliate of Parent from amending or terminating any benefit plans in accordance with their terms, or (iv) create any third party rights in any current or former service provider of Diamond Resorts or its affiliates (or any beneficiaries or dependents thereof).

Indemnification and Insurance. The Merger Agreement provides that, for a period of six years after the Effective Time, Parent will or will cause the surviving corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director or manager of Diamond Resorts and its subsidiaries (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable and documented fees, costs and expenses, including reasonable and documented attorneys’ fees and disbursements, incurred in connection with any actual or threatened claim, action, suit, assessment, audit, proceeding or investigation arising out of or pertaining to or by reason of the fact that an Indemnified Party is or was an officer or director of Diamond Resorts or any of its subsidiaries or, while serving as a director, officer or manager of Diamond Resorts or any of its subsidiaries, is or was serving at the request of Diamond Resorts or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, in each case, including such matters that exist or occur prior to the Effective Time (each, a “Proceeding”). The Merger Agreement further provides that, in the event of any Proceeding, (i) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of such Proceeding from the surviving corporation; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification, (ii) neither Parent nor the surviving corporation will settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party under the Merger Agreement, unless the settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents thereto in writing, and (iii) the surviving corporation will cooperate in the defense of any such matter.

The Merger Agreement also provides that the certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are set forth in the Certificate of Incorporation and Bylaws of Diamond Resorts on the date of the Merger Agreement and further provides that such provisions may not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

The Merger Agreement further provides that, for a period of six years after the Effective Time, Parent will either (a) cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Diamond Resorts and its subsidiaries or (b) cause the surviving corporation to (i) provide substitute policies or (ii) purchase a “tail policy”, in either case of at least the same coverage and amounts, containing terms and conditions that are substantially equivalent in the aggregate, as such current policies, with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, the surviving corporation will not be required to pay, with respect to any such insurance policies in respect of any one policy year, annual premiums in excess of 300% of the last annual premium paid by Diamond Resorts prior to the date of the Merger Agreement in respect of the coverage required to be obtained pursuant to the Merger Agreement, but in such case will purchase substantially equivalent coverage as reasonably practicable for such amount; provided further that if the surviving corporation purchases a “tail policy” and the coverage thereunder costs more than 300% of such last annual premium, the surviving corporation will purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium. If directed by Parent, in lieu of the surviving corporation maintaining the current policies (or providing substitute policies) or purchasing a “tail policy,” Diamond Resorts may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Diamond Resorts and its subsidiaries with respect to matters arising on or before the Effective Time, covering, without limitation, the transactions contemplated hereby. If Diamond Resorts obtains such pre-paid tail policy prior to the Effective Time, Parent will cause the policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the surviving corporation.

Further Action; Reasonable Best Efforts. The Merger Agreement provides that, upon the other terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law, each of the parties will, and will cause its subsidiaries to, use reasonable best efforts to consummate the Transactions as soon as practicable at the earliest practicable date, including by (a) preparing and filing all forms, registrations and notices required to be filed to consummate the Merger, (b) taking such actions as are necessary to obtain (i) any requisite consent or expiration of any applicable waiting period under the HSR Act, and (ii) any requisite consent under the Austrian Cartel Act and the Mexican Economic Competition Law, (c) submitting within 10 business days of the date of the Merger Agreement the notices required to be made in connection with obtaining the approval of the Financial Conduct Authority in the United Kingdom pursuant to Section 178 of the Financial Services and Markets Act 2000 in respect of the Transactions, (d) using reasonable best efforts to defend all lawsuits and other proceedings by or before any governmental entity challenging the Merger Agreement or the consummation of the Merger and (e) using reasonable best efforts to resolve any objection asserted with respect to the Transactions under any antitrust law raised by any governmental entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any governmental entity that would prevent, prohibit, restrict or delay the consummation of the Transactions.

Pursuant to the terms of the Merger Agreement, each of Diamond Resorts, Parent and the Offeror has agreed to make, if applicable, an appropriate filing as promptly as practicable pursuant to the HSR Act (which will be filed no later than five business days from the date of the Merger Agreement), the Austrian Cartel Act and the Mexican Economic Competition Law and to respond as soon as reasonably practicable to any request for additional information and documentary material by any governmental entity, including a request for additional information pursuant to the HSR Act or any other applicable antitrust law, and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or obtain other necessary approvals as soon as reasonably practicable. See Section 15—“Certain Legal Matters; Regulatory Approvals—U.S. Antitrust Compliance.”

Further, the Merger Agreement provides that each of Diamond Resorts, on the one hand, and Parent and the Offeror, on the other hand, will keep each other apprised of the status of matters relating to the completion of the Transactions, including by (a) cooperating with each other in connection with any filing required to be made by any party under any antitrust law and liaising with each other in relation to each step of the procedure before the relevant governmental entities and as to the contents of all communications with such governmental entities, (b) furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to the applicable law in connection with the Transactions, (c) promptly notifying each other of any communications from or with any governmental entity with respect to the Transactions and ensuring to the extent permitted by law or governmental entity that each of the parties is entitled to attend any meetings with or other appearances before any governmental entity with respect to the Transactions, and (d) consulting and cooperating with each other in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to antitrust laws.

Anti-Takeover Statutes. Under the Merger Agreement, Diamond Resorts has agreed to not, and to cause its subsidiaries not to, take any action that would, or would reasonably be expected to, cause any anti-takeover law to become applicable to the Merger Agreement or the Transactions. If any anti-takeover law is or becomes applicable to the Merger Agreement or the Transactions, each of the parties and their respective boards will grant all such approvals and use reasonable best efforts to take all such actions so that the Transactions are consummated as promptly as practicable and to minimize the effects of such statute or regulation on the Transactions.

Delisting. The Merger Agreement provides that, prior to the Closing Date, Diamond Resorts will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to enable the delisting by the surviving corporation of the Shares from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act at the Effective Time.

Financing. The Financing (as defined in Section 12—“Source and Amount of Funds”), or any alternative financing, is not a condition to the Merger. The Merger Agreement provides that Parent and the Offeror will use their reasonable best efforts to arrange and consummate the Financing on the terms and conditions described in the Debt Commitment Letter and the Equity Commitment Letter (each as defined in Section 12—“Source and Amount of Funds”) (the “Commitment Letters”) at or prior to the Closing, including by: (i) maintaining in effect the Commitment Letters and negotiating and entering into the definitive agreements with respect to the Debt Financing (the “Definitive Financing Agreements”) on the terms and conditions contained in the Debt

Financing Commitments (as defined in Section 12—“Source and Amount of Funds”); (ii) satisfying (or, if deemed advisable by Parent, seeking the waiver of) on a timely basis all terms, covenants and conditions set forth in the Commitment Letters and the Definitive Financing Agreements applicable to Parent and the Offeror that are within their control; (iii) upon satisfaction or waiver of all of the applicable conditions precedent, consummating the Financing including, if necessary, by enforcing their rights under the Commitment Letters and the Definitive Financing Agreements; and (iv) otherwise complying with Parent’s and the Offeror’s covenants and other obligations under the Commitment Letters and Definitive Financing Agreements. Parent and the Offeror will not be required to (i) seek the Equity Financing from any source other than the Equity Investors, or in any amount in excess of that contemplated by the Equity Commitment Letter, or (ii) pay any material fees in excess of those contemplated by the Equity Commitment Letter or the Debt Commitment Letter.

Upon request of Diamond Resorts, Parent will apprise Diamond Resorts of material developments relating to the Financing and will give Diamond Resorts prompt notice of any material adverse change with respect to such Financing. Parent agrees to notify Diamond Resorts promptly, and in any event within two business days, if at any time prior to the Closing Date (i) any Commitment Letter or Definitive Financing Agreement expires or terminates for any reason, (ii) any financing source that is a party to any Commitment Letter and is also party to any Definitive Financing Agreement notifies Parent that such source no longer intends to provide financing to Parent on the terms set forth in the Commitment Letter and Definitive Financing Agreement, or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain all of the Financing contemplated by the Commitment Letters on the terms described therein. Parent has agreed not to amend, alter or replace any Commitment Letter in any manner that would (a) impose new or additional conditions, otherwise expand, amend or modify any of the conditions to the receipt of the Financing, (b) reduce the amount of cash proceeds from the Financing available to fund the amounts required to be paid in connection with the Transactions, including related fees and expenses (the “Required Amount”), in each case, in a manner that would reasonably be expected to prevent or materially impair or delay the ability of Parent to consummate the Transactions without the prior written consent of Diamond Resorts or (c) adversely impact the ability of Parent or the Offeror, as applicable, to enforce its rights against the other parties to the Commitment Letters or the Definitive Financing Agreements (it being understood and agreed that Parent and the Offeror may amend the Commitment Letters solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitment Letters as of the date of the Merger Agreement). Parent will promptly provide to Diamond Resorts a copy of any amendment, alteration or replacement of any Commitment Letter.

If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, or if the Debt Financing Commitments are terminated or modified in a manner materially adverse to Parent for any reason, Parent and the Offeror will use their reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms, taken as a whole, not materially less favorable to Parent and the Offeror as those contained in the Debt Financing Commitments (after taking into account any “flex” provisions included in the related fee letter) and in an amount sufficient to fund the Required Amount (the “Alternate Financing”) and to obtain, and, if obtained, will promptly provide Diamond Resorts with a copy of, a new financing commitment that provides for at least the same amount of financing as such Debt Financing Commitments as originally issued, to the extent needed to fund the Required Amount, and on terms and conditions, taken as a whole, not materially less favorable to Parent or the Offeror than those included in the Debt Financing Commitments on the date hereof (after taking into account any “flex” provisions included in the related fee letter) (the “Alternate Debt Commitment Letter”).

Parent and the Offeror may enter discussions regarding, and may enter into arrangements and agreements relating to the Financing to add other equity providers, so long as in respect of any such arrangements and agreements, the following conditions are met: (i) the aggregate amount of the Equity Financing is not reduced; (ii) the arrangements and agreements, in the aggregate, would not be reasonably likely to delay or prevent the Closing; and (iii) the arrangements and agreements would not diminish or release the pre-closing obligations of the parties to the Equity Commitment Letter, adversely affect the rights of Parent or the Offeror to enforce its rights against the other parties to the Equity Commitment Letter, or otherwise constitute a waiver or reduction of Parent’s or the Offeror’s rights under the Equity Commitment Letter.

Diamond Resorts will use reasonable best efforts to, and will cause its subsidiaries to use their reasonable best efforts to, and use reasonable best efforts to cause its and its subsidiaries’ respective representatives to provide to Parent and the Offeror such cooperation in connection with the Debt Financing as may be reasonably requested by Parent, including: (a) assisting in preparation for and participation upon reasonable advance notice in a reasonable number of meetings and calls, drafting sessions, rating agency presentations, road shows and due diligence sessions and sessions with prospective lenders, investors and ratings agencies, and assisting Parent in obtaining ratings as contemplated by the Debt Financing; (b) assisting Parent and the Debt Financing sources in the preparation of (i) offering documents, private placement memoranda, bank information memoranda, prospectuses and similar marketing documents for any of the Debt Financing, including the execution and delivery of customary representation letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders and identifying any portion of such information that constitutes material, nonpublic information regarding Diamond Resorts or its subsidiaries or their respective securities, and (ii) customary materials for rating agency presentations, (c) as promptly as reasonably practicable (i) furnishing Parent’s financing sources and their respective representatives with certain specified information regarding Diamond Resorts and its subsidiaries of the type required by Securities Act of 1933 (the “Required Information”) and (ii) informing Parent if the chief executive officer, chief financial officer, treasurer or controller of Diamond Resorts or any member of the Diamond Resorts Board has actual knowledge of any facts as a result of which a restatement of any financial statements comprising a portion of the Required Information in order for such financial statements to comply with GAAP is probable; (d) providing customary representations in connection with the preparation of financial statements and other financial data of Diamond Resorts and its subsidiaries and requesting accountants’ consents in connection with the use of Diamond Resorts’ financial statements in offering documents, prospectuses, Current Reports on Form 8-K and other documents to be filed with the SEC, if necessary; (e) using reasonable best efforts to assist Parent in connection with the preparation of pro forma financial information and financial statements to the extent required by SEC rules and regulations or necessary or reasonably required by Parent’s financing sources to be included in any offering documents; (f) executing and delivering as of the Closing any pledge and security documents, other definitive financing documents, or other certificates, or documents as may be reasonably requested by Parent, including a certificate of the chief financial officer of Diamond Resorts with respect to solvency matters and otherwise facilitating the pledging of collateral; (g) upon the reasonable request of Parent and to the extent the same become necessary or advisable in connection with the Debt Financing, assisting Parent to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts relating to Diamond Resorts and its subsidiaries (including by arranging discussions among Parent, Diamond Resorts and the Debt Financing sources and their respective representatives with other parties to such material leases, encumbrances and Contracts as of the Closing); (h) taking all corporate actions, subject to the occurrence of the Merger Closing, reasonably requested by Parent that are necessary or customary to permit the consummation of the Debt Financing, and to permit the proceeds thereof, together with the cash at Diamond Resorts and its subsidiaries, if any (not needed for other purposes), to be made available on the Closing Date to consummate the Offer, the Merger and the other Transactions; and (i) providing at least five business days prior to the Closing Date all documentation and other information required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent reasonably requested at least eight business days prior to the anticipated Closing Date.

Diamond Resorts will use reasonable best efforts to, and cause its subsidiaries to use their reasonable best efforts to, and use reasonable best efforts to cause its and its subsidiaries’ respective representatives to cooperate with Parent and the Offeror in connection with Parent’s negotiation of new receivables financing arrangements to finance assets contemplated to be securitized (in each case, to be effective upon the Closing Date or thereafter) with existing or new lenders on behalf of Diamond Resorts and its affiliates (“Warehouse Financing”) as may be reasonably requested by Parent, including: (i) assisting in the preparation of term sheets and commitment letters; (ii) permitting Parent to offer exclusivity for securitization underwriting to one or more prospective lenders, effective upon the Closing Date; (iii) making one or more senior representatives having knowledge of the Warehouse Financings available to engage in discussions with Parent and such lenders, subject to reasonable advance notice of related meetings or calls; (iv) assisting Parent to obtain related waivers, consents and approvals; (v) promptly providing Parent with requested information and or materials that Parent deems reasonably necessary or desirable to negotiate such Warehouse Financing (including sample collateral pools and related financial models); and (vi) cooperating with all other reasonable requests of Parent related to any of the foregoing.

Diamond Resorts will, and will cause its subsidiaries to, use reasonable best efforts to periodically update any Required Information provided to Parent as may be necessary so that such Required Information is compliant with the requirements applicable thereto under the Merger Agreement and Securities Act of 1933. In addition, if, in connection with a marketing effort contemplated by the Debt Financing Commitments, Parent reasonably requests Diamond Resorts to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to Diamond Resorts and its subsidiaries, which Parent reasonably determines (and Diamond Resorts does not unreasonably object) to include in a customary offering memorandum for the Debt Financing, then, upon Diamond Resorts review of and reasonable satisfaction with such filing, Diamond Resorts will file such Current Report on Form 8-K.

Parent will indemnify and hold harmless Diamond Resorts, its subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and the Warehouse Financing and any information utilized in connection therewith (other than information provided in writing specifically for use in connection with the Financing and the Warehouse Financing by or on behalf of Diamond Resorts or its subsidiaries), in each case, except to the extent suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of Diamond Resorts or its subsidiaries or, in each case, their respective representatives. In addition, Parent will, promptly upon request by Diamond Resorts, reimburse Diamond Resorts for all reasonable and documented out-of-pocket costs incurred by Diamond Resorts or its subsidiaries in connection with the cooperation contemplated by the Financing provisions of the Merger Agreement.

Transaction Litigation; Specified Matters. Diamond Resorts and Parent have agreed to cooperate in the defense and settlement of any stockholder litigation relating to the Merger Agreement or the Transactions (“Transaction Litigation”), and no such settlement will be agreed to without Parent’s prior written consent. Diamond Resorts and Parent will also cooperate with respect to the settlement and resolution of certain specified matters (the “Specified Matters”). Diamond Resorts agrees not to settle or compromise any Specified Matter or enter into or commit to any agreement or understanding with respect to any Specified Matter without Parent’s consent. Diamond Resorts will promptly (and in any event within one business day) notify Parent of any Transaction Litigation or Specified Matter, as applicable, and keep Parent reasonably (and in any event within one business day) informed with respect to the status thereof, including, by promptly (and in any event within 24 hours) providing Parent copies of all proceedings, filings, transcripts and correspondence relating to such Transaction Litigation or Specified Matter, as applicable, and give Parent the opportunity to participate in the defense or settlement of, or any negotiation or discussions with respect to, any Transaction Litigation or Specified Matter and will consider in good faith Parent’s advice and comments with respect to such Transaction Litigation or Specified Matter, as applicable, and any related documentation.

Notification of Certain Matters. The parties will use commercially reasonable efforts to give prompt (in any event within the earlier of (x) 3 business days and (y) 1 business day prior to the Termination Date) notice to each other of: (a) any notice or other communication received by such party from any governmental entity in connection with the Transactions or from any person alleging that the consent of such person is required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Diamond Resorts or Parent, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Transactions, (c) any change, condition or event (including any renewal, termination, or amendment of, or any proposed modification to, certain material contracts) (i) that to such party’s knowledge renders or would reasonably be expected to render any representation or warranty of such party set forth in the Merger Agreement to be untrue or inaccurate in any material respect, or (ii) that results or could reasonably be expected to result in any failure of such party to comply with any closing condition to the Merger; or (d) the discovery of any fact or circumstance, or the occurrence of any event, that would cause or result in any of the conditions to the Merger or the Offer Conditions not being satisfied or satisfaction of those conditions being materially delayed.

Specified Efforts. The parties agreed to cooperate with each other and use their respective commercially reasonable efforts, prior to the Effective Time, to take, or cause to be taken, certain specified actions in connection with timeshare regulatory agency-related post-closing notifications, amendments to filings and consents.

Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of Diamond Resorts, Parent and the Offeror to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time:

•	the Offeror having irrevocably accepted for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer; and

•	no injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition will be in effect, and no law will have been enacted, entered, promulgated or enforced by any governmental entity that, in any case, prohibits, restrains, enjoins, or otherwise makes illegal the consummation of the Merger.

Termination. The Merger Agreement provides that it may be terminated, and the Transactions may be abandoned at any time prior to the Acceptance Time as follows:

(a) by mutual written consent of Diamond Resorts and Parent;

(b) by either Diamond Resorts or Parent:

(i) if any court or other governmental entity has issued an order, decree, ruling, judgment or injunction, or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such order, decree, ruling, judgment, injunction or other action is final and non-appealable; provided, that the party seeking to terminate the Merger Agreement pursuant to this clause must have used the standard of efforts to the extent required by (and subject to) the provisions described above in “Further Action; Reasonable Best Efforts” to prevent, oppose and remove such order, decree, ruling, judgment, injunction or other action;

(ii) if (A) the Acceptance Time does not occur on or before the Termination Date, or (B) the Offer expires without Diamond Resorts having irrevocably accepted for payment the Shares validly tendered and not validly withdrawn pursuant to the Offer solely as a result of the failure to satisfy the Minimum Condition; provided, however, that if the Marketing Period has commenced but not yet been completed at the time of the Termination Date, the Termination Date will be extended until three business days after the final date of the Marketing Period; provided, further, that the right to terminate the Merger Agreement pursuant to this clause will not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under the Merger Agreement required to be performed at or prior to the Acceptance Time has been the primary cause of the failure of the Acceptance Time to occur on or before the Termination Date and such action or failure to perform constitutes a material breach of the Merger Agreement;

(c) By Diamond Resorts:

(i) if (A) there has been a material breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or the Offeror, which material breach or failure to perform, individually or in the aggregate, would result in a Parent Material Adverse Effect (as defined in the Merger Agreement) and (B) such breach or failure is not cured prior to the earlier of (x) 30 days after written notice thereof is given by Diamond Resorts to Parent and (y) the Termination Date (provided, that Diamond Resorts will have given Parent, written notice, delivered at least 30 days prior to such termination (or promptly, if such written notice is given within 30 days prior to the Termination Date), stating Diamond Resorts’ intention to terminate the Merger Agreement pursuant to this clause and the basis of such termination); provided, that Diamond Resorts will not have the right to terminate the Merger Agreement pursuant to this clause if it is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement;

(ii) prior to the Acceptance Time in order to accept a Superior Proposal in accordance with, and subject to the terms and conditions of, the Merger Agreement, if, (A) substantially concurrently with, and in any event within the same day of, such termination, Diamond Resorts enters into an associated definitive Alternative Acquisition Agreement, (B) Diamond Resorts pays any required fees described below under “Fees and Expenses Following Termination” prior to or concurrently with such termination, and (C) Diamond Resorts has complied with the “No Solicitation” provisions under the Merger Agreement described above (other than de minimis breaches); or

(iii) if (1) the Offeror fails to commence the Offer within thirteen business days from the date of entry into the Merger Agreement (other than in connection with de minimis breaches) or (2) (A) the Marketing Period has ended, (B) the Offer Conditions have been satisfied or waived in accordance with the Merger Agreement, (C) the Offeror fails to consummate the Offer within three business days following the Expiration Date, (D) Diamond Resorts has provided irrevocable written notice to Parent at least three business days prior to such termination that it is prepared, willing and able to effect the Merger Closing, and (E) at all times during such period, Diamond Resorts stood ready, willing and able to consummate the Transactions; provided, that Diamond Resorts will not have the right to terminate the Merger Agreement pursuant to this clause if it is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement;

(d) By Parent:

(i) if (A) there has been a material breach of or material failure to perform any representation, warranty, covenant or agreement on the part of Diamond Resorts, which material breach or failure to perform, individually or in the aggregate, would result in the failure of any Offer Condition and (B) such breach or failure is not cured prior to the earlier of (x) 30 days after written notice is given by Parent to Diamond Resorts and (y) the Termination Date (provided, that Parent will have given Diamond Resorts, written notice, delivered at least 30 days prior to such termination (or promptly, if such written notice is given within 30 days prior to the Termination Date), stating Parent’s intention to terminate the Merger Agreement pursuant to this clause and the basis of such termination); provided, that Parent will not have the right to terminate the Merger Agreement pursuant to this clause if Parent or the Offeror is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

(ii) if the Diamond Resorts Board, acting on the recommendation of the Strategic Review Committee, or the Strategic Review Committee effects a Change of Recommendation.

Effect of Termination. If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become null and void without liability of any party, except that, among others, the provisions regarding payment of the fees described below, the expense reimbursement and indemnification contained in the financing cooperation provisions in the Merger Agreement, the provisions of the Confidentiality Agreement (defined below) and Limited Guarantee (defined below) will remain in full force and effect and survive any termination of the Merger Agreement. In addition, termination will not relieve (i) any party to the Merger Agreement from liability for such party’s fraud and (ii) Diamond Resorts of any liability from damages resulting from Diamond Resorts’ or any of its subsidiaries’ willful and material breach, in each case, prior to such valid termination.

For purposes of the Merger Agreement, “willful and material breach” means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in the Merger Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual or constructive knowledge (which is deemed to include knowledge of facts that a person acting reasonably should have, based on reasonable due inquiry) that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of the Merger Agreement.

Fees and Expenses Following Termination. Under the Merger Agreement, Diamond Resorts has agreed to pay to Parent a termination fee of $44,600,000 (“Company Termination Fee”) by wire transfer of immediately available funds, in the event that the Merger Agreement is validly terminated by Diamond Resorts pursuant to paragraph (c)(ii) or Parent pursuant to paragraph (d)(ii) described under “Termination” above.

In the event that the Merger Agreement is validly terminated by either Parent or Diamond Resorts pursuant to paragraph (b)(ii) or by Parent pursuant to paragraph (d)(i) described under “Termination” above and (i) at any time prior to such termination, an Alternative Proposal is publicly announced or publicly made known or made to the Diamond Resorts or its stockholders or to any of their respective representatives if communicated to Diamond Resorts and/or to its stockholders and (ii) within 12 months after such termination, Diamond Resorts enters into a definitive agreement with respect to any Alternative Proposal, or consummates an Alternative Proposal, then, in any such event, Diamond Resorts will pay to Parent the Company Termination Fee, such payment to be made concurrently with the consummation of such Alternative Proposal, by wire transfer of immediately available funds. For the purpose of this paragraph, all references in the term Alternative Proposal to “20% or more” are deemed to be references to “more than 50%.”

In addition, Diamond Resorts has agreed to pay to Parent an amount (subject to a cap of $5,500,000) equal to that required to reimburse Parent, the Offeror and their respective affiliates for all fees and expenses incurred in connection with the Transactions in the event that the Merger Agreement is validly terminated by Parent pursuant to paragraph (d)(i) described under “Termination” above.

In the event Diamond Resorts (a) validly terminates the Merger Agreement pursuant to paragraphs (c)(iii)(2) described under “Termination” above or (b) (i) validly terminates the Merger Agreement pursuant to paragraphs (c)(i) or (c)(iii)(1) described under “Termination” above and (ii) the material breach or material failure by Parent or the Offeror or the failure by the Offeror to commence the Offer within thirteen business days of the time period specified therein, as applicable, and in each case, is the primary cause of the failure of the Offer, the Offer Closing or the Merger Closing, as the case may be, to be consummated pursuant to and in accordance with the terms and conditions of the Merger Agreement, Parent has agreed to pay to Diamond Resorts the Parent Termination Fee (as defined in Section 1—“Terms of the Offer”) by wire transfer of immediately available funds.

If Diamond Resorts or Parent fails to promptly pay any amount due in connection with any valid termination of the Merger Agreement as required pursuant to the Merger Agreement, and, in order to obtain such payment, Parent or the Offeror, on the one hand, or Diamond Resorts, on the other hand, commences a suit that results in a final and non-appealable judgment against the other party for the amount so due, then the prevailing party will be entitled to receive from the other party its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) up to a maximum aggregate amount of $1,000,000 in connection with such suit, together with interest on such amount at the prime lending rate prevailing during such period as published in The Wall Street Journal, Eastern Edition, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment (the “Enforcement Expenses”).

Amendment. The Merger Agreement may be amended, modified or supplemented by the parties (a) in the case of Parent and the Offeror, by action taken by or on behalf of their respective boards of directors or managing members, as applicable and (b) in the case of Diamond Resorts, by action of the Diamond Resorts Board upon the recommendation of the Strategic Review Committee, at any time prior to the Effective Time; provided, that, after the Offeror has accepted for payment and paid for Shares pursuant to the Offer, no amendment may be made which decreases the Merger Consideration. However, certain provisions of the Merger Agreement may not be amended, modified or altered in any manner adverse to the financing sources identified in the Debt Commitment Letter in any material respect without the prior written consent of such financing sources.

Waiver. The Merger Agreement provides that, at any time prior to the Effective Time, any party to the Merger Agreement may (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained therein or in any document delivered pursuant thereto, and (c) subject to the requirements of applicable law, waive compliance by the other party with any of the agreements or conditions contained therein. Any agreement by the parties to an extension or waiver will be valid only if set forth in writing and signed on behalf of such party. The failure of any party to assert any rights or remedies will not constitute a waiver of such rights or remedies, nor will any single or partial exercise thereof preclude any other or further exercise of any other right or remedy hereunder.

Specific Performance. Under the Merger Agreement, the parties are entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (including any obligation to extend the Offer pursuant to the Merger Agreement and to comply with the covenants related to the Financing set forth in the Merger Agreement). Notwithstanding the foregoing, Diamond Resorts and its affiliates will not be entitled to enforce specifically Parent’s or the Offeror’s obligation to cause all or any portion of the Equity Financing to be funded or cause Parent or the Offeror to consummate the Merger or the Offer unless and only if: (i) the Marketing Period has ended, (ii) with respect to the consummation of the Offer, the Offer Conditions (other than those Offer Conditions that by their nature are to be satisfied at the Acceptance Time, but subject to their fulfillment or valid waiver at or prior to the Acceptance Time) have been satisfied or validly waived, (iii) with respect to the consummation of the Merger, the conditions precedent to the Merger set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Merger Closing, but subject to their fulfillment or valid waiver at the Merger Closing) have been satisfied or validly waived, (iv) the Debt Financing (or Alternate Financing) has been received by Parent in full in accordance with the terms thereof, or such full amount will be funded to Parent at the Merger Closing if the Equity Financing is funded at the Merger Closing, (v) Diamond Resorts has irrevocably confirmed in writing to Parent that, (A) if specific performance is granted and the Equity Financing and Debt Financing (or Alternate Financing) are funded, then the Merger Closing will occur substantially simultaneously with the drawdown of the Equity Financing and the Debt Financing (or Alternate Financing) and (B) Diamond Resorts is prepared, willing and able to effect the Merger Closing and the other transactions contemplated hereunder, and (vi) Parent and the Offeror fail to complete the Merger Closing within three business days after delivery of Diamond Resorts’ irrevocable written confirmation.

Non-Recourse. Pursuant to the Merger Agreement, each party agrees that all actions, claims, obligations, liabilities or causes of action that may be based upon or relate in any manner to the Merger Agreement, the Transactions, the Financing and any other documents related thereto or transactions contemplated thereby, may be made only against the persons that are expressly identified as parties to the Merger Agreement and no recourse will be had against any other person and no other person will have any liabilities or obligations in respect thereof, except for claims that Diamond Resorts may assert against the Guarantors if required pursuant to the terms of the Limited Guarantee.

The Limited Guarantee. Simultaneously with the execution of the Merger Agreement, Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P. and Apollo Overseas Partners VIII, L.P. (the “Guarantors”) provided Diamond Resorts with a limited guarantee (the “Limited Guarantee”) pursuant to which each Guarantor guarantees, severally and not jointly, the payment and performance of Parent’s obligations to Diamond Resorts with respect to the payment of the Parent Termination Fee, Enforcement Expenses, certain indemnification obligations related to financing cooperation and damages resulting from fraud by Parent or the Offeror on or before the Merger Closing under and in accordance with the Merger Agreement (the “Guaranteed Obligation”), subject to a maximum aggregate obligation of $133,800,000 and the other terms and conditions of the Limited Guarantee.

The foregoing summary and description of the Limited Guarantee does not purport to be complete and is qualified in its entirety by reference to the full text of the Limited Guarantee, a copy of which has been filed as Exhibit (d)(3) to the Schedule TO and which is incorporated herein by reference.

The Confidentiality Agreement. Diamond Resorts and Management VIII entered into a confidentiality agreement dated as of March 21, 2016 (the “Confidentiality Agreement”). As a condition to being furnished certain confidential information (“Confidential Information”), Management VIII agreed that such Confidential Information will be kept by it and its representatives confidential and will be used solely for the purpose of evaluating a possible transaction involving Diamond Resorts. The Confidentiality Agreement contains customary standstill provisions with a term of one year that would automatically terminate before the expiration of such term in certain situations, including the entry by Diamond Resorts into a definitive acquisition agreement with a third party pursuant to which such third party agrees to acquire all or a controlling portion of the outstanding voting securities of Diamond Resorts or the date an unaffiliated third party commences a recommended tender offer for a majority of the outstanding voting securities. The Confidentiality Agreement expires on the two-year anniversary of the date of the Confidentiality Agreement.

The foregoing summary and description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, a copy of which has been filed as Exhibit (d)(4) to the Schedule TO and which is incorporated herein by reference.

12.	Source and Amount of Funds

The Offeror estimates that it will need approximately $2.2 billion to purchase Shares in the Offer, to provide funding for the consideration to be paid in the Merger, to refinance certain existing indebtedness of Diamond Resorts at the Merger Closing and to pay certain fees and expenses related to the Transactions. Parent has received a commitment from certain lenders to provide the Offeror with secured credit facilities in an aggregate principal amount of $1,900 million, comprised of a senior secured term facility in an aggregate principal amount of up to $1,200 million (the “Senior Secured Term Facility”), a senior secured revolving credit facility in an aggregate principal amount of up to $100 million (the “Senior Secured Revolving Facility”, and together with the Senior Secured Term Facility, the “Senior Secured Facilities”) and a senior unsecured bridge loan facility in an aggregate principal amount of up to $600 million (the “Senior Unsecured Bridge Facility”, and together with the Senior Secured Facilities, the “Credit Facilities”). The Offeror will, at its option, either (i) issue senior unsecured notes (the “Senior Unsecured Notes”) in a Rule 144A or other private placement on or prior to the Merger Closing yielding up to $600 million in aggregate gross cash proceeds, and/or (ii) if any or all of the Senior Unsecured Notes are not issued on or prior to the Closing Date and the proceeds thereof made available to the Offeror on the Closing Date, borrow up to such unissued amount in the form of senior unsecured bridge loans (the “Senior Unsecured Bridge Loans”) under the Senior Unsecured Bridge Facility. The Credit Facilities and the Senior Unsecured Notes are collectively referred to herein as the “Debt Financing.” Subject to certain conditions, the Credit Facilities will be made available to the Offeror to finance the Offer and the Merger, refinance certain of Diamond Resorts’ existing indebtedness, pay related fees and expenses and to provide for funding of the surviving corporation. In addition, Parent has obtained an Equity Commitment Letter from the Equity Investors which provides for up to $1,062,805,544 in aggregate of equity financing. Parent will contribute or otherwise advance to the Offeror the proceeds of the equity commitments, which, together with proceeds of the Credit Facilities and the Senior Unsecured Notes, if any, and Diamond Resorts’ available cash following the Merger, will be sufficient to pay the Offer Price for all Shares tendered in the Offer, the Merger Consideration and all related fees and expenses. The equity and debt financing commitments are subject to certain conditions.

We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because: (i) we were organized solely in connection with the Offer and the Merger and, prior to the Offer Expiration Date, will not carry on any activities other than in connection with the Offer and the Merger; (ii) the consideration offered in the Offer consists solely of cash; (iii) the Offer is being made for all outstanding Shares of Diamond Resorts; (iv) we have received equity financing and debt financing commitments in respect of funds sufficient to purchase all Shares tendered pursuant to the Offer; (v) there is no financing condition to the completion of the Offer; and (vi) if we consummate the Offer, we will acquire all remaining Shares in the Merger (other than Excluded Shares, which shall be canceled) for cash at the same price per share as the Offer Price.

Debt Financing.

Parent has received a Debt Commitment Letter, dated June 29, 2016 (the “Debt Commitment Letter” and including any executed commitment letter or similar agreement for Alternate Financing, collectively, the “Debt Financing Commitments”), from prospective arrangers and lenders (the “Lender Parties”) to provide, subject to the satisfaction (or waiver by the Lender Parties) in all material respects of the conditions set forth therein, to the Offeror (which includes solely for purposes of this Section 12, the surviving corporation of the Merger), up to $1,900 million in aggregate principal amount of Credit Facilities, comprised of the Senior Secured Term Facility, the Senior Secured Revolving Facility (the proceeds of which are not expected to be used to consummate the Offer or the Merger, but which may be used by the surviving corporation for general corporate purposes after completion of the Transactions) and the Senior Unsecured Bridge Facility, for the purpose of financing the Offer and the Merger, refinancing certain of Diamond Resorts’ existing indebtedness, paying fees and expenses incurred in connection with the Offer and the Merger and the transactions contemplated thereby and for providing ongoing working capital and for other general corporate purposes of the Offeror and its subsidiaries.

In the event that (a) the Closing Date does not occur on or before the Termination Date, as such date may be extended in accordance with the terms of the Merger Agreement, or (b) the Merger Agreement is terminated in accordance with its terms without the consummation of the Merger having occurred, then the Debt Commitment Letter and the commitment of the Lender Parties with respect to the Credit Facilities will automatically terminate, unless the Lender Parties, in their discretion, agree to an extension. The documentation governing the Debt Financing has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this document. Each of Parent and the Offeror has agreed to use its reasonable best efforts to consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent and the Offeror will use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Offer and the Merger and to pay all fees and expenses in connection with the Transactions on terms, taken as a whole, not materially less favorable to Parent and the Offeror than those contained in the Debt Commitment Letter.

Although the Debt Financing described in this document is not subject to a due diligence or “market out” condition, such financing may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the Debt Financing described herein is not available. There is no financing condition to the Offer.

Conditions Precedent to the Debt Commitments. The availability of the Credit Facilities is subject to, among other things:

•	consummation of the Offer and the Merger in accordance with the Merger Agreement (without giving effect to any amendment, modification, waiver or consent by Parent that is materially adverse to the interests of the lenders under such facilities, other than with the approval of the lead arrangers thereof);

•	since the date of the Merger Agreement, the absence of a Material Adverse Effect;

•	delivery of certain historical and pro forma financial information about Diamond Resorts;

•	cooperation from Parent and its affiliates in marketing the Credit Facilities and the Senior Unsecured Notes;

•	payment of fees and expenses required by the Debt Commitment Letter; and

•	execution and delivery of definitive documentation.

Credit Facilities. The Credit Facilities will be comprised of (a) the Senior Unsecured Bridge Facility with a term of eight years, (b) the Senior Secured Revolving Facility with a term of five years and (c) the Senior Secured Term Facility with a term of seven years.

Barclays Bank PLC (“Barclays”), RBC Capital Markets, LLC and Jefferies Finance LLC will act as joint bookrunners and joint lead arrangers for the Credit Facilities.

Senior Secured Facilities.

Interest Rate. Loans under the Senior Secured Facilities are expected to bear interest, at the Offeror’s option, at a rate equal to the adjusted LIBOR or an alternate base rate, in each case plus a spread.

Guarantors. All obligations of the Offeror under the Senior Secured Facilities and, at the option of the Offeror, under hedging agreements and cash management arrangements will be guaranteed by Parent and each of the existing and future direct and indirect, material wholly owned domestic subsidiaries of the Offeror (subject to customary exceptions).

Security. The obligations of the Offeror and the guarantors under the Senior Secured Facilities and under any hedging agreements and cash management arrangements entered into with a Lender Party or any of its affiliates, will be secured, subject to permitted liens and other agreed upon exceptions, on a first priority basis by a perfected security interest in (a) all of the equity interests of the Offeror directly held by Parent and (b) subject to customary exceptions, substantially all of the material owned assets of the Offeror and each subsidiary guarantor, in each case, whether owned on the Closing Date or thereafter acquired.

Other Terms. The Senior Secured Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and acquisitions, transactions with affiliates, liens and dividends and other distributions. The Senior Secured Facility will also include customary events of defaults including a change of control to be defined.

Issuance of Senior Unsecured Notes and/or Senior Unsecured Bridge Facility. The Offeror plans to issue up to $600 million aggregate principal amount of Senior Unsecured Notes. The Senior Unsecured Notes will not be registered under the Securities Act and may not be offered in the United States absent registration or an applicable exemption from registration requirements and nothing herein is or will be deemed to be an offer or sale of Senior Unsecured Notes, which may only be made pursuant to appropriate offering documentation. If the offering of Senior Unsecured Notes by the Offeror is not completed on or prior to the Merger Closing, the Lender Parties have committed to provide up to $600 million aggregate principal amount of loans under the Senior Unsecured Bridge Facility to the Offeror. If the Senior Unsecured Bridge Facility is funded, the Offeror is expected to attempt to issue debt securities to refinance the Senior Unsecured Bridge Facility, in whole or in part, following the Closing Date, subject to the restrictions on offering and sale described above.

Interest Rate. Commencing on the Closing Date, bridge loans under the Senior Unsecured Bridge Facility are expected to bear interest at a rate equal to the adjusted LIBOR plus a spread that will increase over time. On the first year anniversary of the Closing Date, any bridge loans under the Senior Unsecured Bridge Facility will, to the extent not previously repaid in full, convert automatically into senior unsecured term loans. After such conversion to senior unsecured term loans, the applicable Lender Party may choose to exchange such senior unsecured term loans for senior unsecured exchange notes. The bridge loans and any senior unsecured term loans will be subject to a maximum rate of interest. Any senior unsecured term loans or senior unsecured exchange notes will mature on the eighth anniversary of the Closing Date.

Guarantors. All obligations under the Senior Unsecured Bridge Facility will be unconditionally guaranteed by each subsidiary guarantor of the Senior Secured Facilities on a senior unsecured basis. The guarantees thereof will rank pari passu in right of payment with all obligations under the Senior Secured Facilities and all other senior indebtedness of such subsidiary guarantors.

Change of Control. In the case of bridge loans under the Senior Unsecured Bridge Facility, the Offeror may be required to offer to prepay such bridge loans following the occurrence of a change of control (to be defined) at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repayment. In the case of the senior unsecured term loans and the senior unsecured exchange notes, the Offeror may be required to make an offer to prepay such senior unsecured term loans (or repurchase such senior unsecured exchange notes), at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repayment (or repurchase).

Other Terms. The Senior Unsecured Bridge Facility will contain customary representations and warranties and customary affirmative and negative covenants. The Senior Unsecured Bridge Facility will also include customary events of defaults.

This summary does not purport to be complete and is qualified in its entirety by the full text of the Debt Commitment Letter, a copy of which has been filed as Exhibit (b)(1) to the Schedule TO and which is incorporated herein by reference.

Equity Financing.

Parent has received an Equity Commitment Letter, dated June 29, 2016, from the Equity Investors pursuant to which the Equity Investors have committed, severally, and not jointly, subject to the conditions of the Equity Commitment Letter, equity financing (“Equity Financing” and together with the Debt Financing, the “Financing”) up to $1,062,805,544 in aggregate in equity for the purpose of enabling (a) Parent to cause the Offeror to accept for payment and pay for any Shares tendered pursuant to the Offer at the Acceptance Time (the “Offer Amount”) and (b) Parent to make the payments due in connection with the Merger at the Effective Time (the “Merger Amount”). With respect to the Offer Amount and the Merger Amount, the conditions to the Equity Investors’ funding obligation under the Equity Commitment Letter include: (1) with respect to the Offer Amount, (A) the execution and delivery of the Merger Agreement by Diamond Resorts, (B) the satisfaction in full or valid waiver of the Offer Conditions (other than those Offer Conditions that by their nature are to be satisfied at the Offer Closing, but subject to the concurrent satisfaction or waiver of such Offer Conditions at the Offer Closing), (C) the substantially concurrent acceptance for payment by the Offeror of all Shares validly tendered and not validly withdrawn pursuant to the Offer, and (D) the prior or simultaneous closing of the Debt Financing and the concurrent receipt by Parent and the Offeror of the net cash proceeds thereof on the terms and subject to the conditions of the Debt Financing commitments and (2) with respect to the Merger Amount, (A) the execution and delivery of the Merger Agreement by Diamond Resorts, (B) the satisfaction in full or valid waiver of the conditions precedent to Parent’s and the Offeror’s obligations set forth in the Merger Agreement (other than those conditions precedent that by their nature are to be satisfied at the Merger Closing, but subject to the concurrent satisfaction or waiver of such conditions precedent at the Merger Closing), (C) the substantially concurrent consummation of the Merger on the terms and subject to the conditions of the Merger Agreement, and (D) the prior or simultaneous closing of the Debt Financing and the concurrent receipt by Parent and the Offeror of the net cash proceeds thereof on the terms and subject to the conditions of the Debt Financing commitments.

The Equity Investors’ funding obligations under the Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of: (a) a valid termination of the Merger Agreement in accordance with its terms, (b) the Merger Closing, (c) the payment in full of the Guaranteed Obligation pursuant to the Limited Guarantee, and (d) the assertion by Diamond Resorts or any of its affiliates, or any of its or their respective representatives, of any claim against any Equity Investor and certain other related parties, except for (x) claims by Diamond Resorts against the Equity Investors in respect of the Guaranteed Obligation solely to the extent permitted under, and on the terms and subject to the conditions of, the Limited Guarantee and (y) claims by Diamond Resorts to enforce as a third party beneficiary the Equity Commitment Letter, solely to the extent permitted under, and on the terms and subject to the conditions of, the Equity Commitment Letter, and solely to the extent permitted under, and on the terms and subject to the conditions of, the Merger Agreement.

Diamond Resorts is a third party beneficiary of the Equity Commitment Letter solely in the event that Diamond Resorts is awarded, in accordance with, and subject to, the terms and conditions of the Merger Agreement, specific performance of Parent’s obligation to cause the Equity Financing to be funded in accordance with the terms and conditions of the Equity Commitment Letter.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment Letter, a copy of which has been filed as Exhibit (d)(2) to the Schedule TO and which is incorporated herein by reference.

13.	Conditions of the Offer

Capitalized terms used in this Section 13—“Conditions of the Offer,” but not defined herein have the respective meanings given to them in the Merger Agreement.

Notwithstanding any other provision of the Offer, the Offeror will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any rules and regulations) the payment for, any tendered Shares, and, subject to the provisions of the Merger Agreement, may terminate the Offer and not accept for payment any tendered Shares if:

•	the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6) of the General Corporation Law of the DGCL), together with any Shares then owned by the Offeror, do not represent at least one Share more than 50% of the then outstanding Shares (the “Minimum Condition”);

•	the applicable waiting period (and any extension thereof) under the HSR Act in respect of the Transactions has not expired or been terminated;

•	approval of the Financial Conduct Authority in the United Kingdom pursuant to Section 178 of the Financial Services and Markets Act 2000 in respect of the Transactions has not been received;

•	any required approval under the Austrian Cartel Act 2005 (effective as of January 1, 2006) (Federal Law against Cartels and other Restraints of Competition) as last amended, by Federal Law Gazette (BGBI) I No. 2/2008 effective as of March 1, 2013, in respect of the Transactions has not been received;

•	any required approval under the Federal Law of Economic Competition published on May 23, 2014 in Official Gazette of the Mexican Federation (effective as of July 7, 2014) has not been received;

•	there exists any injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition in effect or any law has been enacted, entered, promulgated or enforced by any governmental entity that, in any case, prohibits, restrains, enjoins or otherwise makes illegal the consummation of the Offer or the Merger;

•	Diamond Resorts’ representations and warranties contained in the Merger Agreement (subject to de minimis, materiality and Material Adverse Effect qualifiers) are not true and correct when made and as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) (the “Representations Condition”);

•	Diamond Resorts’ not having performed or complied in all material respects with its obligations, agreements and covenants as required under the Merger Agreement (the “Covenants Condition”);

•	since the date of the Merger Agreement, there has occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (the “MAE Condition”);

•	Parent failed to receive from Diamond Resorts a certificate, executed by a duly authorized officer thereof, to the effect that the Representations Condition, Covenants Condition and MAE Condition have been satisfied;

•	the Merger Agreement has been terminated in accordance with its terms;

•	following the date of the Merger Agreement, the Diamond Resorts Board, or any committee or subcommittee thereof, has declared, set aside, established a record date for, authorized, made or paid any dividend or other distribution, payable in cash, stock, property, rights or otherwise, with respect to any of the capital stock of Diamond Resorts; or

•	the Marketing Period has not been completed.

The foregoing conditions are for the sole benefit of Parent and the Offeror and, subject to the terms and conditions of the Merger Agreement and applicable law, may be waived by Parent and the Offeror, in whole or in part, at any time and from time to time (other than the Minimum Condition) prior to the Expiration Date. The failure by Parent or the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

14.	Dividends and Distributions

Diamond Resorts has not declared or paid cash dividends on its common stock since its initial public offering in 2013.

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, Diamond Resorts will not, and will not permit any of its subsidiaries to, without the prior consent of Parent, declare, authorize, make or pay any dividends or other distribution (whether in cash, stock, property or otherwise) with respect to any of its capital stock (other than dividends or distributions by a direct or indirect wholly owned subsidiary of Diamond Resorts to Diamond Resorts or any wholly owned subsidiary of Diamond Resorts in the ordinary course of business). See Section 11—“Purpose of the Offer and Plans for Diamond Resorts; Transaction Documents—The Merger Agreement—Covenants.”

15.	Certain Legal Matters; Regulatory Approvals

General. Except as otherwise set forth in this Offer to Purchase, based on Parent’s and the Offeror’s review of publicly available filings by Diamond Resorts with the SEC and other information regarding Diamond Resorts, Parent and the Offeror are not aware of any licenses or other regulatory permits which appear to be material to the business of Diamond Resorts and which might be adversely affected by the acquisition of Shares by the Offeror or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Offeror, or Parent pursuant to the Offer. In addition, except as set forth below, Parent and the Offeror are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Parent’s and the Offeror’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and the Offeror currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions. In such an event, we may not be required to purchase any Shares in the Offer. See Section 11—“Purpose of the Offer and Plans for Diamond Resorts; Transaction Documents—The Merger Agreement—Termination”, Section 11—“Purpose of the Offer and Plans for Diamond Resorts; Transaction Documents—The Merger Agreement—Further Action; Reasonable Best Efforts” and Section 13—“Conditions of the Offer.”

U.S. Antitrust Compliance. It is a condition to the Offeror’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer that the waiting period (and any extension of the waiting period) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), will have expired or been terminated. Under the HSR Act and the rules and regulations promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the FTC and certain waiting period requirements have been satisfied. As of the date hereof, neither the Offer nor the Merger is subject to the premerger notification requirements under the HSR Act and the parties are not required to file a Premerger Notification and Report Form thereunder. Accordingly, as of the date hereof, the HSR Condition is inapplicable to the Offer and the other Transactions and, therefore, deemed satisfied.

U.K. Financial Conduct Authority. Any acquisition of “control” of a company regulated by the Financial Conduct Authority of the United Kingdom (the “FCA”) requires prior approval by the FCA. Control is acquired by acquiring greater than a specified percentage of shares or voting rights in the FCA regulated entity itself or a parent entity. The obligation to obtain FCA approval to the acquisition arises prior to the completion of the acquisition. Accordingly, completion of a proposed acquisition pursuant to which a buyer is to acquire control of a FCA regulated entity or any of its parent entities must be conditional upon receipt of approval of the FCA in relation to such change in control.

Two subsidiaries of Diamond Resorts are regulated by the FCA; accordingly, consummation of the Offer is conditioned upon receipt of FCA approval. The parties are actively working with the Financial Conduct Authority to submit all required notices and information and obtain the clearance thereunder as promptly as practicable. There can be no assurance that FCA approval will be obtained or, if obtained, that it will be obtained without conditions. See Section 13—“Conditions of the Offer.”

Other Competition Filings or Approvals. Diamond Resorts derives revenues in other jurisdictions where merger or acquisition control filings or approvals are or may be required, including Mexico and Austria. It is a condition to the Offeror’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer that the required approvals, if applicable, have been obtained under the Austrian Cartel Act 2005 (effective as of January 1, 2006) (Federal Law against Cartels and other Restraints of Competition) as last amended, by Federal Law Gazette (BGBI) I No. 2/2008 effective as of March 1, 2013, and the Federal Law of Economic Competition published on May 23, 2014 in Official Gazette of the Mexican Federation (effective as of July 7, 2014).

While we are working with outside legal counsel to determine whether any such filings or approvals are required, if any such approvals are required, we would expect to obtain any such approvals; however, we cannot assure you that these approvals will be obtained or that the granting of these approvals will not involve the imposition of additional conditions on the completion of the Transaction. These conditions or changes could result in the conditions to the Transaction not being satisfied. See Section 13—“Conditions of the Offer.”

State Takeover Laws. Diamond Resorts is incorporated under the laws of Delaware. Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time such person became an “interested stockholder” unless, among other things, the “business combination” or the transaction pursuant to which such person becomes an “interested stockholder” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Diamond Resorts Board has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, for purposes of Section 203 of the DGCL.

A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

Diamond Resorts, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 13—“Conditions of the Offer.”

16.	Appraisal Rights.

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger takes place pursuant to Section 251(h) of the DGCL stockholders who have not tendered their Shares pursuant to the Offer and who comply with the applicable legal requirements will have appraisal rights under Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL, you will be entitled to payment in cash in an amount equal to the “fair value” of your Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. This value may be the same, more or less than the price that the Offeror is offering to pay you in the Offer and the Merger. Moreover, the surviving corporation may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Shares is less than the price paid in the Offer and the Merger.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL, attached as Annex B to the Schedule 14D-9, carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL with respect to Shares held immediately prior to the Effective Time, such stockholder must do all of the following:

•	within the later of the consummation of the Offer, which will occur on the date on which the Offeror irrevocably accepts for purchase the Shares validly tendered in the Offer, and twenty days after the date of mailing of the notice of appraisal rights in the Schedule 14D-9 (which date of mailing is July 14, 2016), deliver to Diamond Resorts at the address indicated in the Schedule 14D-9, a demand in writing for appraisal of such Shares, which demand must reasonably inform Diamond Resorts of the identity of the stockholder and that the stockholder is demanding appraisal for such Shares;

•	not tender such Shares in the Offer; and

•	continuously hold of record such Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the rights of Diamond Resorts’ stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. Failure to fully and precisely follow the steps required by Section 262 of the DGCL for the perfection of appraisal rights may result in the loss of those rights. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9.

Appraisal rights cannot be exercised at this time. The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your shares but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

17.	Fees and Expenses

The Offeror has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. Each of the Depositary and the Paying Agent and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither Parent nor the Offeror will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will upon request be reimbursed by the Offeror, upon request, for customary mailing and handling expenses incurred by them in forwarding the offering material to their clients.

18.	Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

The Offeror and Parent have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—“Certain Information Concerning Diamond Resorts—Available Information.”

No person has been authorized to give any information or make any representation on behalf of Parent or the Offeror not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, that information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, the Offeror, Diamond Resorts or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Dakota Merger Sub, Inc.

July 14, 2016

Schedule A

Directors and Executive Officers of

The Offeror, Parent, Management VIII and Controlling Entities

1.	The Offeror

The Offeror, a Delaware Corporation, was formed on June 27, 2016, solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. The Offeror is a direct, wholly owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of the Offeror is 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

Directors and Executive Officers of the Offeror

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Offeror are set forth below.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History
Leon Black, President	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. Black is the Chairman of the Board of Directors, Chief Executive Officer and a Director of Apollo Global Management, LLC and a Managing Partner of Apollo Management, L.P. In 1990 Mr. Black founded Apollo Management, L.P. and Lion Advisors, L.P. to manage investment capital on behalf of a group of institutional investors, focusing on corporate restructuring, leveraged buyouts, and taking minority positions in growth-oriented companies. From 1977 to 1990, Mr. Black worked at Drexel Burnham Lambert Incorporated, where he served as Managing Director, head of the Mergers & Acquisitions Group and co-head of the Corporate Finance Department. Mr. Black serves on the board of directors of the general partner of AP Alternative Assets and previously served on the board of directors of Sirius XM Radio Inc. Mr. Black is Co-Chairman of The Museum of Modern Art and a trustee of The Mount Sinai Medical Center, and The Asia Society. He is also a member of The Council on Foreign Relations and The Partnership for New York City. He is also a member of the Board of Directors of Faster Cures and the Port Authority Task Force. Mr. Black graduated summa cum laude from Dartmouth College in 1973 with a major in Philosophy and History and received an MBA from Harvard Business School in 1975.

Marc J. Rowan, Vice President	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019	Mr. Rowan is a Senior Managing Director and Director of Apollo Global Management, LLC and Managing Partner of Apollo Management, L.P., which he co-founded in 1990. Prior to that time, Mr. Rowan was a member of the Mergers & Acquisitions Group of Drexel Burnham Lambert Incorporated,

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History

United States citizen

with responsibilities in high yield financing, transaction idea generation and merger structure negotiation. Mr. Rowan currently serves on the boards of directors of the general partner of AP Alternative Assets, L.P., Apollo Global Management, LLC, Athene Holding Ltd., Caesars Entertainment Corp., Norwegian Cruise Lines and Beats Music. He has previously served on the boards of directors of AMC Entertainment, Inc., CableCom Gmbh., Countrywide PLC, Culligan Water Technologies, Inc., Furniture Brands International, Mobile Satellite Ventures, National Cinemedia, Inc., National Financial Partners, Inc., New World Communications, Inc., Quality Distribution, Inc., Samsonite Corporation, SkyTerra Communications, Inc., Unity Media SCA, Vail Resorts, Inc. and Wyndham International, Inc.

Mr. Rowan is a founding member and Chairman of Youth Renewal Fund and a member of the Board of Overseers of The Wharton School. He serves on the boards of directors of Jerusalem Online and the New York City Police Foundation. Mr. Rowan graduated Summa Cum Laude from the University of Pennsylvania’s Wharton School of Business with a BS and an MBA in Finance.

Joshua J. Harris, Vice President	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. Harris is a Senior Managing Director and Director of Apollo Global Management, LLC and Managing Partner of Apollo Management, L.P. which he co-founded in 1990. Prior to 1990, Mr. Harris was a member of the Mergers and Acquisitions Group of Drexel Burnham Lambert Incorporated. Mr. Harris currently serves on the boards of directors of Apollo Global Management, LLC and Berry Plastics Group Inc. Mr. Harris has previously served on the boards of directors of EP Energy, LyondellBasell Industries B.V., CEVA Group plc, Momentive Performance Materials Holdings LLC, the holding company for Constellium, Verso Paper, Metals USA, Nalco Corporation, Allied Waste Industries, Pacer International, General Nutrition Centers, Furniture Brands International, Compass Minerals Group, Alliance Imaging, NRT Inc., Covalence Specialty Materials, United Agri Products, Quality Distribution, Whitmire Distribution, and Noranda Aluminum. Mr. Harris is a member of The Federal Reserve Bank of New York Investors Advisory Committee on Financial Markets. He is a member of the Council on Foreign Relations. Mr. Harris serves as Chairman of the Department of Medicine Advisory

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History

Board for The Mount Sinai Medical Center and is on the Board of Trustees of the Mount Sinai Medical Center. He is a member of The University of Pennsylvania’s Wharton Undergraduate Executive Board and is on the Board of Trustees for The Allen-Stevenson School and Harvard Business School. Mr. Harris is on the Board of Trustees for the United States Olympic Committee. He is the Managing Partner of the Philadelphia 76ers and the Managing Member of the New Jersey Devils. Mr. Harris graduated summa cum laude and Beta Gamma Sigma from the University of Pennsylvania’s Wharton School of Business with a BS in Economics and received his MBA from the Harvard Business School, where he graduated as a Baker and Loeb Scholar.

James Crossen, Vice President	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. James Crossen joined Apollo in 2010. Previously, Mr. Crossen was a Controller at Roundtable Investment Partners LLC and prior to that was a Controller at Fortress Investment Group. Prior to that, Mr. Crossen was a member of the Funds Management and Tax Group at JPMorgan Partners LLC. Mr. Crossen graduated summa cum laude from the University of Connecticut.

John J. Suydam, Vice President and Secretary	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. Suydam joined Apollo in 2006 and serves as Apollo’s Chief Legal Officer. From 2002 to 2006, Mr. Suydam was a partner at O’Melveny & Myers LLP where he served as head of Mergers and Acquisitions and co-head of the Corporate Department. Prior to that time, Mr. Suydam served as Chairman of the law firm O’Sullivan, LLP which specialized in representing private equity investors. Mr. Suydam serves on the boards of The Legal Action Center, Environmental Solutions Worldwide, Inc. and New York University School of Law, and is a member of the Department of Medicine Advisory Board of the Mount Sinai Medical Center. Mr. Suydam received his J.D. from New York University and graduated magna cum laude with a B.A. in History from the State University of New York at Albany.

Christopher Gruszczynski, Vice President and Secretary	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen

Mr. Christopher Gruszczynski joined Apollo in 2014 as an Attorney in the Legal Department (Private Equity). Prior to that time, Christopher was a Senior Associate in the Mergers & Acquisitions Group at Sullivan & Cromwell LLP from June 2011 to July 2014. Prior to that, Christopher was an Associate in the Private Equity and Mergers & Acquisitions Group at Weil, Gotshal & Manges LLP from September 2008 to June 2011.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History

Christopher is a member of the American Bar Association and the New York State Bar Association. Christopher graduated from Cornell University with a BA in Economics and Sociology and received his MBA from the MIT Sloan School of Management, his JD from Cornell Law School and his MSc from The London School of Economics.

William B. Kuesel, Vice President and Secretary	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. William Kuesel joined Apollo in 2014 as General Counsel, Financial Products. Previously Bill was a corporate partner with O’Melveny & Myers LLP, a corporate partner with O’Sullivan LLP, and a corporate associate with Davis Polk & Wardwell LLP, in each case, focusing on mergers and acquisitions and capital markets activities. Bill graduated magna cum laude from Yale University with a BA in Economics and cum laude from the University of Michigan Law School with a JD.

Jessica L. Lomm, Vice President and Secretary	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Ms. Lomm joined Apollo in 2007. Previously,
Ms. Lomm was associated with the law firm of O“Melveny & Myers LLP (2003-2006). Ms. Lomm graduated cum laude from Tulane University with a B.S. in Economics and from Rutgers Law School-Newark with a Juris Doctorate.

Laurie D. Medley, Vice President and Assistant Secretary	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Ms. Medley is the General Counsel of Private Equity of Apollo having joined in 2006. Prior to that time, Ms. Medley was associated with the law firms of O’Sullivan, LLP from 2001 to 2002, O’Melveny & Myers LLP from 2002 to 2006 and Akin Gump Strauss Hauer & Feld LLP during 2006. Ms. Medley serves on the board of directors of Taos Ski Valley. Ms. Medley graduated cum laude from the University of Mississippi with a BA in Education and summa cum laude with a JD from Vermont Law School.

Cindy Z. Michel, Vice President and Assistant Secretary	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Ms. Michel joined Apollo in 2007. Prior to joining Apollo, Ms. Michel served as the Director of Compliance of the Private Equity Division and the Global Trading Strategies Group at Lehman Brothers. Prior to that, she was associated with the investment bank Credit-Suisse Securities as a member of its Compliance Department supporting the Private Equity and Investment Banking businesses. Before joining Credit-Suisse, Ms. Michel was associated with the law firm of DLA Piper. Ms. Michel graduated from Columbia University with an AB in English and Economics and holds a JD from Boston University School of Law.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History
Katherine G. Newman, Vice President and Assistant Secretary	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Ms. Newman joined Apollo in 2010. Previously,
Ms. Newman was a tax associate at the law firm of Akin Gump Strauss Hauer & Feld. Ms. Newman graduated magna cum laude from Harvard University and received her JD from Georgetown University Law Center.

2.	Parent

Parent, a Delaware corporation, was formed on June 27, 2016, solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. Parent has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Parent is 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

3.	Management VIII

Management VIII is a Delaware limited partnership that serves as the manager of Apollo Investment Fund VIII, L.P. and other Apollo investment funds. The general partner of Management VIII is AIF VIII Management, LLC (“AIF VIII LLC”). Apollo Management, L.P. (“Apollo LP”) is the sole member and manager of AIF VIII LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo LP. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP,” and together with Management VIII, AIF VIII LLC, Apollo LP, Management GP and Management Holdings, the “Apollo Management Entities”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as principal executive officers of Management Holdings GP. The principal office address of each of the Apollo Management Entities is 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

The principal business of Management VIII is managing Parent, the Equity Investors and other Apollo investment funds. The principal business of AIF VIII LLC is serving as the general partner of Management VIII. The principal business of Apollo LP is serving as the sole member and manager of AIF VIII LP and other Apollo Management Entities. The principal business of Management GP is serving as the general partner of Apollo LP. The principal business of Management Holdings is serving as the sole member and manager of Management GP and other Apollo Management Entities. The principal business of Management Holdings GP is serving as the general partner of Management Holdings LP.

Managers and Principal Executive Officers of Management Holdings GP

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the managers and principal executive officers of Management Holdings GP are set forth below.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History
Leon Black	See respective information under “Directors and Executive Officers of the Offeror” in Section 1 of this Schedule A.	See respective information under “Directors and Executive Officers of the Offeror” in Section 1 of this Schedule A.

Marc Rowan	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	See respective information under “Directors and Executive Officers of the Offeror” in Section 1 of this Schedule A.

Joshua Harris	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	See respective information under “Directors and Executive Officers of the Offeror” in Section 1 of this Schedule A.

The Depositary and Paying Agent for the Offer is:

If delivering by mail or hand delivery: Continental Stock Transfer & Trust Company Attn: Reorganization Department 17 Battery Place, 8th Floor New York, NY 10004	If delivering by facsimile: For Eligible Institutions Only: (212) 616-7610 For Telephonic Confirmation of Facsimile Receipt: (917) 262-2378

The Information Agent for the Offer is:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others Call Toll-Free: (877) 629-6357

Email: info@okapipartners.com